EXHIBIT 2.4

SALE AND PURCHASE AGREEMENT

Between
THE DOW CHEMICAL COMPANY
and
W. R. GRACE & CO.‑CONN.
Dated as of October 10, 2013

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TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
SECTION 1.01 Certain Defined Terms    1
SECTION 1.02 Definitions    13
SECTION 1.03 Interpretation and Rules of Construction    14
ARTICLE II
SALE AND PURCHASE
SECTION 2.01 Sale and Purchase of Assets    15
SECTION 2.02 Assumption and Exclusion of Liabilities    18
SECTION 2.03 Procedures for the Transfer of Transferred Assets    19
SECTION 2.04 Purchase Price; Allocation of Purchase Price    19
SECTION 2.05 Closing    19
SECTION 2.06 Closing Deliveries by the Seller    20
SECTION 2.07 Closing Deliveries by the Purchaser    20
SECTION 2.08 Adjustment of the Purchase Price    20
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
SECTION 3.01 Organization, Authority and Qualification of the Seller    23
SECTION 3.02 No Conflict    23
SECTION 3.03 Governmental Consents and Approvals    24
SECTION 3.04 Financial Information    24
SECTION 3.05 No Material Adverse Effect    24
SECTION 3.06 Litigation    24
SECTION 3.07 Compliance with Laws    25
SECTION 3.08 Intellectual Property    25
SECTION 3.09 Real Property    25
SECTION 3.10 Employee Benefit Matters    26
SECTION 3.11 Labor Matters    26
SECTION 3.12 Taxes    27
SECTION 3.13 Material Contracts    27
SECTION 3.14 Environmental Matters    28
SECTION 3.15 Sufficiency of Assets    28
SECTION 3.16 Brokers    28
SECTION 3.17 Disclaimer of the Seller    28
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
SECTION 4.01 Organization, Authority and Qualification of the Purchaser    29

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SECTION 4.02 No Conflict    30
SECTION 4.03 Governmental Consents and Approvals    30
SECTION 4.04 Necessary Funds    30
SECTION 4.05 Bankruptcy Court Approval    31
SECTION 4.06 Litigation    31
SECTION 4.07 Brokers    31
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01 Conduct of Business Prior to the Closing    31
SECTION 5.02 Access to Information    33
SECTION 5.03 Confidentiality    34
SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents    34
SECTION 5.05 Retained Names and Marks    36
SECTION 5.06 Updates    37
SECTION 5.07 Insurance    37
SECTION 5.08 Release from Seller Credit Support Instruments    37
SECTION 5.09 Apportionment of Periodic Payments and Receipts    38
SECTION 5.10 Privileged Matters    38
SECTION 5.11 Further Covenants    39
SECTION 5.12 Further Action    40
ARTICLE VI
EMPLOYEE MATTERS
ARTICLE VII
TAX MATTERS
SECTION 7.01 Tax Indemnities    42
SECTION 7.02 Tax Refunds and Tax Benefits    43
SECTION 7.03 Contests    44
SECTION 7.04 Preparation of Tax Returns    44
SECTION 7.05 Tax Cooperation and Exchange of Information    45
SECTION 7.06 Conveyance Taxes    45
SECTION 7.07 Tax Covenants    46
SECTION 7.08 Miscellaneous    46
ARTICLE VIII
CONDITIONS TO CLOSING
SECTION 8.01 Conditions to Obligations of the Seller    46
SECTION 8.02 Conditions to Obligations of the Purchaser    47
ARTICLE IX
INDEMNIFICATION
SECTION 9.01 Survival of Representations, Warranties and Covenants    48
SECTION 9.02 Indemnification by the Seller    49
SECTION 9.03 Indemnification by the Purchaser    49

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SECTION 9.04 Limitations on Indemnification    49
SECTION 9.05 Notice of Loss; Third‑Party Claims    51
SECTION 9.06 Remedies    53
SECTION 9.07 Further Environmental Provisions    53
SECTION 9.08 Tax Matters    53
SECTION 9.09 No Right to Set Off    56
ARTICLE X
TERMINATION
SECTION 10.01 Termination    57
SECTION 10.02 Effect of Termination    58
ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01 Expenses    58
SECTION 11.02 Notices    58
SECTION 11.03 Public Announcements    59
SECTION 11.04 Severability    59
SECTION 11.05 Entire Agreement    59
SECTION 11.06 Assignment    59
SECTION 11.07 Amendment    59
SECTION 11.08 Waiver    60
SECTION 11.09 No Third‑Party Beneficiaries    60
SECTION 11.10 Specific Performance    60
SECTION 11.11 Governing Law    60
SECTION 11.12 Waiver of Jury Trial    61
SECTION 11.13 Counterparts    61

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EXHIBITS
A    Form of Asset Transfer Agreement
B    Form of Intellectual Property Assignment Agreement
C    Intellectual Property License Agreement
D    Trademark License Agreement
E    Occupancy Agreement
F    Contract Manufacturing Agreement (Donor)
G    Contract Manufacturing Agreement (MagTi)
H    Conventional Catalyst Manufacturing Agreement
I    Pilot Plant Services Agreement
J    Transition Services Agreement
SCHEDULES

1.01(a)	Contract Manufacturing Sites

1.01(b)	Financial Statements

1.01(c)	Freeport R&D Assets

1.01(d)	In‑Scope Products

1.01(e)	Leased Real Property

1.01(f)	Owned Intellectual Property

1.01(g)	Partially Transferred Contracts

1.01(h)	Permitted Encumbrances

1.01(i)	Seller Credit Support Instruments

1.01(j)	Seller’s Knowledge

1.01(k)	Transaction Documents

1.01(l)	Transferred Contracts

1.01(m)	Transferred Environmental Regulatory Information

1.01(n)	Transferred Inventory

1.01(o)	Transferred IP Agreements

2.01	Certain Excluded Assets

2.03	Procedures for the Transfer of Transferred Assets

2.04	Accounts Payable Amount

2.08	Closing Date ARI Amount

5.02	Pre‑Closing IT Matters

6	Employee Matters
SELLER DISCLOSURE SCHEDULE

3.01	Organization, Authority and Qualification of the Covered Dow Entities

3.02	No Conflict

3.03	Governmental Consents and Approvals

3.04	Financial Information

3.05	No Material Adverse Effect

3.06	Litigation

3.07	Compliance with Laws

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3.08	Intellectual Property

3.09	Real Property

3.10	Employee Benefit Matters

3.11	Labor Matters

3.12	Taxes

3.13	Material Contracts

3.14	Environmental Matters

3.15	Sufficiency of Assets

3.16	Brokers

5.01	Conduct of Business Prior to the Closing
PURCHASER DISCLOSURE SCHEDULE

4.01	Organization, Authority and Qualification of the Covered Purchaser Entities

4.02	No Conflict

4.03	Governmental Consents and Approvals

4.04	Necessary Funds

4.05	Bankruptcy Court Approval

4.06	Litigation

4.07	Brokers

[Copies of schedules will be furnished supplementally to the Securities and Exchange Commission upon request.]

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SALE AND PURCHASE AGREEMENT, dated as of October 10, 2013, between THE DOW CHEMICAL COMPANY, a Delaware corporation (the “Seller”) and W. R. GRACE & CO.‑CONN., a Connecticut corporation (the “Purchaser”).
WHEREAS, the Seller, directly and through its subsidiaries, is engaged in the Business (as hereinafter defined); and
WHEREAS, the Seller (as principal and as agent for certain of its Subsidiaries (as hereinafter defined)) wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Transferred Assets (as hereinafter defined), and in connection therewith the Purchaser is willing to assume from the Seller and such Subsidiaries the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller and the Purchaser hereby agree as follows:
Article I
DEFINITIONS
SECTION 1.01    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, inquiry, condemnation proceeding or other proceeding or investigation by or before any Governmental Authority, or any arbitration.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” means this Sale and Purchase Agreement among the parties hereto (including the Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 11.07.
“Ancillary Locations” means, the offices and other locations to be shared pursuant to an occupancy agreement between a Dow Entity and a Purchaser Entity.
“APC Software” means the advanced process control software used in Polypropylene manufacturing processes.
“Appurtenant Real Property” means, with respect to the Leased Real Property, all of the easements and servitudes that are related to such Leased Real Property.
“Business” means (a) the business of developing and licensing the UNIPOL™ Polypropylene Process technology; (b) the business of developing and licensing the APC Software; and (c) the business of developing, licensing, manufacturing, distributing marketing, using or selling catalysts or donor products, used in, or developed or, under development for use in, gas phase or slurry phase Polypropylene manufacturing processes, including, but not limited

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to, the In‑Scope Products; in each case, as conducted by Dow and excluding the Excluded Assets (except for purposes of determining Tangible Property or as otherwise expressly set forth in this Agreement).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
“Business Employee” means each employee of Dow included on the list of employees of the Business attached as Appendix I to Schedule 6.
“Business Intellectual Property” means the Owned Intellectual Property and the In‑Licensed Intellectual Property.
“Closing Date Payment” means an amount equal to (a) the Accounts Payable Amount; plus (b) the Purchase Price adjusted for the Estimated Closing Date ARI Amount as follows (i) if the Estimated Closing Date ARI Amount exceeds the Target Closing Date ARI Amount, the Closing Date Payment shall be increased by such amount; and (ii) if the Target Closing Date ARI Amount exceeds the Estimated Closing Date ARI Amount, the Closing Date Payment shall be reduced by such amount; minus (c) the New License Amount, if any.
“Closing Date ARI Amount” means the amount determined in accordance with Schedule 2.08 as of close of business on the day immediately prior to the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Confidential Information Memorandum” means the Confidential Information Memorandum provided to the Purchaser in connection with the transactions contemplated by this Agreement.
“Contract Manufacturing Sites” means the real property identified on Schedule 1.01(a), at which Dow will perform, after the Closing Date, contract manufacturing for the Purchaser Entities.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein pursuant to this Agreement, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

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“Disclosure Schedules” means the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.
“Dow” means, collectively, the Seller and its Subsidiaries.
“Dow Entity” means the Seller or any of its Subsidiaries.
“Employee Records” means all records relating to the employment of the Business Employees.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.
“Environmental Law” means any Law, consent decree or judgment, in each case in effect as of the date hereof, relating to (a) pollution or the protection of the environment; or (b) human exposure to any Hazardous Material.
“Environmental Permit” means any material permit, approval, identification number or license that the Business is required to possess pursuant to any applicable Environmental Law.
“Excluded Claim” means all claims related to any Action that Dow has or may have against third parties in respect of the Business (including the Excluded Assets) or any of the Transferred Assets, in each case to the extent such claim is arising from, or relating to, the conduct of the Business (including the Excluded Assets) prior to the Closing Date.
“Excluded Taxes” means (a) Taxes of the Business (including the Excluded Assets) for any Pre‑Closing Period; or (b) with respect to Straddle Periods, Taxes imposed with respect to the income, profit, gain, business, property or operations of the Business (including the Excluded Assets) which are allocable, pursuant to Section 7.01(c), to the portion of such period ending prior to the Closing Date; provided, however, that Excluded Taxes shall not include Taxes (i) resulting from any act, transaction or omission of the Purchaser occurring after the Closing; or (ii) attributable to the Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement.
“Final Adjustment Statement” means the final and binding statement prepared pursuant to Schedule 2.08 setting forth the Closing Date ARI Amount.
“Financial Statements” means the financial statements that are attached hereto as Schedule 1.01(b).
“Fixed Cost Fees” means the fixed cost fees as set forth in Section 3 of Schedule 1 to the Catalysts Plant Electricity Services Agreement, effective November 1, 2004, by and between Shell Chemical LP and Union Carbide Corporation.
“Freeport R&D Assets” means the assets listed on Schedule 1.01(c).

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“GAAP” means United States generally accepted accounting principles.
“Goodwill” means the goodwill of Dow associated with or attributable to the Business.
“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court, in each case of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means (a) petroleum and petroleum products, by‑products or breakdown products, radioactive materials and polychlorinated biphenyls; and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a contaminant under any applicable Environmental Law (other than chemicals, materials or substances referenced in Section 2.02(b)(i)).
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Implementation Employees” means employees of Dow’s pre‑closing implementation team.
“In‑Licensed Intellectual Property” means all Intellectual Property that Dow is licensed or otherwise authorized to use pursuant to the Transferred IP Agreements.
“In‑Scope Products” means each of the products set forth on Schedule 1.01(d).
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as the case may be.
“Independent Valuation” means a valuation of the Transferred Assets prepared by KPMG LLP or another independent nationally recognized valuator reasonably acceptable to the Seller and the Purchaser.
“Initial Adjustment Statement” means a statement prepared pursuant to Schedule 2.08 setting forth the Seller’s determination of the Closing Date ARI Amount.
“Intellectual Property” means all of the following rights in any jurisdiction throughout the world: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, and internet domain names, together with the goodwill associated therewith; (c) copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; and

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(e) confidential information that has actual or potential business value due to the fact that it is generally unknown to the third parties that do not have free lawful access, including customer lists, know‑how, formulae, methods, techniques and processes.
“Interest Rate” means the per annum rate for “bank prime loan” as published by the Federal Reserve Board in its daily statistical release “Select Interest Rates” ‑ H.15 on the last Business Day immediately prior to any payment that is required to be made pursuant to this Agreement.
“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Leased Real Property” means the real property to which Dow has rights under the lease agreements and servitude agreements identified on Schedule 1.01(e).
“Leased Real Property Rights” means the rights of Dow to the real property under the lease agreements and servitude agreements identified on Schedule 1.01(e).
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.
“Local Conveyances” means asset transfer agreements, in substantially the form of Exhibit A (modified as agreed by the parties to the extent required by applicable Law in the relevant jurisdictions), the Intellectual Property Assignment Agreement in substantially the form of Exhibit B, bills of sale, acts of sale, assignment and assumption agreements and other documents between one or more of the Dow Entities, on the one hand, and one or more of the Purchaser Entities, on the other hand, pursuant to which Transferred Assets and Assumed Liabilities will be transferred to, or assumed by, the relevant Purchaser Entity.
“MagTi” means a spherical magnesium/titanium catalyst precursor.
“MagTi CMA” means the Contract Manufacturing Agreement (MagTi) to be entered into at the Closing Date between a Dow Entity and a Purchaser Entity, a form of which is attached hereto as Exhibit G.
“MagTi Facility” means the Contract Manufacturing Site located in Seadrift, Texas.
“Material Adverse Effect” means any event, circumstance, change in or effect on the Business or the Transferred Assets, that is, or would reasonably be expected to be, materially adverse to the results of operations or the financial condition of the Business, taken as a whole or the Transferred Assets, taken as a whole; provided, however, that none of the following, either

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alone or in combination, shall be deemed to constitute a “Material Adverse Effect”, or taken into account in determining, whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur, or whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates, including legal and regulatory changes and changes in the price of commodities or raw materials; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document, the identity of the Purchaser, any actions or inactions required or permitted by this Agreement or any other Transaction Document, actions taken or not taken at the request of the Purchaser or any of its Representatives or any communication by the Purchaser or any of its Representatives (including in respect of plans or intentions with respect to the Business or Business Employees), including (i) any actions of competitors, (ii) any actions taken by or losses of employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub‑licensees or co‑promotion or joint venture partners or any similar Persons, (iii) any delays or cancellations of orders for products or services, or (iv) any actions or inactions required or permitted by this Agreement in connection with obtaining regulatory consents or approvals, or any Action, event, circumstance, change or effect resulting therefrom or with respect thereto; (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages; (f) events, circumstances, changes or effects arising out of, or attributable to, any reduction in the price of services or products offered by the Business in the ordinary course of the Business; (g) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (h) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather‑related conditions, explosions or fires, or any force majeure events in any country or region in the world; (i) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; (j) events, circumstances, changes or effects to the extent arising out of, or attributable to, the failure by the Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (excluding the facts and circumstances underlying any such failure); (k) events, circumstances, changes or effects arising out of, or attributable to, any change in Seller’s stock price or trading volume; or (l) events, circumstances, changes or effects arising out of, or attributable to, an Excluded Liability or any matter disclosed in the Seller Disclosure Schedule (excluding the worsening of such items); with respect to clauses (a) and (b), which do not materially disproportionately affect the Transferred Assets or the Business, in each case, taken as a whole, relative to other Persons operating in the same industries in which the Business operates; and with respect to clause (h), which do not materially disproportionately affect the Transferred Assets or the Business, in each case, taken as a whole, relative to other Persons’ manufacturing facilities operating in the same region; provided, however, notwithstanding

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anything to the contrary set forth in this “Material Adverse Effect” definition, that a significant destruction of the Norco Facility or the MagTi Facility shall be deemed to be a Material Adverse Effect.
“Neutral Accountant” means KPMG LLP (or, if such firm shall decline or is unable to act, another nationally recognized firm with expertise in accounting matters reasonably acceptable to the Seller and the Purchaser).
“New License Agreement” means a UNIPOL™ Polypropylene Process technology license entered into by a Dow Entity between the date hereof and December 31, 2013.
“New License Amount” means an amount equal to 50% of the payments that are due under a New License Agreement between the date hereof and December 31, 2013.
“Non U.S. Employee” means any Business Employee who is employed primarily outside (or, in the case of any expatriate Business Employee, whose home country is outside) the United States immediately prior to the Closing.
“Norco Agreements” means the PP Catalyst Plant Agreement and Grant of Personal Servitudes, dated January 19, 1996, by and between Shell Oil Company and Union Carbide Corporation, a Dow Entity, and the Bill of Sale of Movables and Improvements recorded in the conveyance records in the Parish of St. Charles, Louisiana as Entry No. 199311.
“Norco Facility” means the catalyst plant of the Business that is located in the Parish of St. Charles, Norco, Louisiana.
“Norco Facility Area” means the catalyst plant of the Business and nearby surrounding area that is bounded by Seventh Street, “C” Street, Fifth Street and “B” Street in the Parish of St. Charles, Norco, Louisiana.
“Norco Property” means the real property to which Dow has rights under the Norco Agreements that are within the Norco Facility Area.
“Objection Deadline Date” means the date that is 45 days after delivery by the Seller to the Purchaser of the Initial Adjustment Statement.
“Other Business Facilities” means Dow’s facilities at Freeport, Texas, Seadrift, Texas, and Charleston, West Virginia.
“Owned Intellectual Property” means the Registered Intellectual Property owned by Dow that relates exclusively to the Business, including that identified on Schedule 1.01(f), and the unregistered Intellectual Property owned by Dow that relates exclusively to the Business.
“Partially Transferred Contracts” means, to the extent they relate to the Business, the rights of Dow under the contracts, commitments and other agreements identified on Schedule 1.01(g).

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“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) Encumbrances approved in writing by the Purchaser; (c) mechanics’, materialmens’, carriers’, workers’, repairers’, landlords’ and other Encumbrances or security obligations arising by operation of Law, but not arising by failure to make any payment in a timely manner, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Encumbrances identified on Schedule 1.01(h) and other similar imperfections of title that do not materially impair the use of the property subject thereto; (e) Encumbrances arising under conditional sales contracts and equipment leases with third parties and other Encumbrances arising on assets and products sold in the ordinary course of business; (f) Encumbrances on leases, subleases, easements, non intellectual property licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest that do not materially impair the use of the property subject thereto; (g) such state of facts as would be shown on an accurate ALTA/ACSM survey that do not materially impair the use of the property subject thereto or by physical inspection of the real property and any zoning, entitlement, conservation restriction and other land use by Governmental Authorities; (h) minor encroachments, including foundations and retaining walls; (i) standard survey and title exceptions; (j) minor variations, if any, between tax lot lines and property lines; (k) deviations, if any, of fences or shrubs from designated property lines; (l) Encumbrances that will be released at or prior to the Closing; (m) Encumbrances identified in the Financial Statements; and (n) any other Encumbrance on the Transferred Assets reserved for the benefit of Dow pursuant to a Transaction Document.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Polypropylene” means polypropylene Homopolymers, Random Copolymers and Impact Copolymers wherein:
(a)    “Homopolymer” means polypropylene polymers that have been polymerized into isotactic sequences of repeating propylene monomer units with essentially no repeating units of a monomer other than propylene;
(b)    “Random Copolymer” means polypropylene polymers that have been polymerized into isotactic sequences of repeating propylene monomer units occasionally interrupted by incorporation of one or more hydrocarbon monomer units other than propylene, and that contain at least 65 weight percent monomer units derived from propylene; and
(c)    “Impact Copolymer” means a Homopolymer or Random Copolymer that has been modified with the addition of an in‑reactor polymerized ethylene‑propylene

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rubber, and that contains at least 65 weight percent monomer units derived from propylene.
“Post‑Closing Product Liabilities” means any Liability to the extent arising out of, or resulting from: (i) the products or inventory of the Business manufactured by the Purchaser Entities on or after the Closing Date, including the manufacture, design, development, testing, importation, distribution, delivery, transport, storage, ownership, possession, marketing, labeling, packaging, sale, purchase, consignment or leasing, or the provision of services with respect to such products or inventory, in each case, on or after the Closing Date; (ii) the remanufacture by the Purchaser Entities or any damage caused by transport or storage of the Transferred Inventory by the Purchaser Entities, in each case, on or after the Closing Date; or (iii) the sale, lease or consignment of Transferred Inventory by the Purchaser Entities to any Person on or after the Closing Date (A) that is not, and has not been a customer of the Business in the three (3) years prior to the Closing Date; (B) on terms and conditions that are materially different from the terms and conditions of the Material Contracts described in Section 3.13(a)(ii); or (C) that is marketed, labeled or packaged by the Purchaser Entities for any use other than the manufacture of Polypropylene.
“Pre‑Closing Period” means any taxable period ending prior to the Closing Date.
“Pre‑Closing Product Liabilities” means any Liability that is not a Post‑Closing Product Liability, to the extent arising out of, or resulting from, the products or inventory of the Business (including the Excluded Assets) manufactured before the Closing Date, including the manufacture, design, development, testing, importation, distribution, delivery, transport, storage, ownership, possession, marketing, labeling, packaging, sale, purchase, consignment or leasing, or the provision of services with respect to the Business (including the Excluded Assets), its products or its inventory, in each case, before the Closing Date other than the Post-Closing Product Liabilities.
“Purchase Price Bank Account” means a bank account or accounts in the United States to be designated by the Seller in a written notice to the Purchaser at least two (2) Business Days prior to the Closing Date.
“Purchaser Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Purchaser to the Seller in connection with this Agreement.
“Purchaser Entity” means the Purchaser or any of its Subsidiaries that own Transferred Assets, are party to any of the Transaction Documents, or operate the Business on or after the Closing Date.
“Purchaser Environmental Liabilities” means any Liability to the extent arising out of, or resulting from, (a) any Releases of Hazardous Materials subsequent to the Closing by any Purchaser Entity at, in, on or from any Leased Real Property; (b) any Releases of Hazardous Materials at any third‑party site to which such Hazardous Materials were sent subsequent to the Closing by any Purchaser Entity from any Leased Real Property; (c) any exposure to Hazardous

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Materials in connection with any Purchaser Entity’s operation of the Business at any Leased Real Property and any exposure to any Hazardous Material included in any product or material sent or distributed by any Purchaser Entity from any Leased Real Property subsequent to the Closing; (d) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring subsequent to the Closing by any Purchaser Entity at any Leased Real Property; and (e) any Actions based upon any post‑Closing violation of or post‑Closing Liability under any Environmental Law or Environmental Permit brought with respect to any Purchaser Entity’s operation of the Business at any Leased Real Property, except for (i) any post‑Closing environmental obligation specifically imposed on Dow in any of the documents identified on Schedule 1.01(k), (ii) any Seller Environmental Liabilities, (iii) any Liability arising out of or resulting from any continuation, for up to six (6) months post‑Closing, of any violation of or non‑compliance with such Laws or Permits prior to Closing which the Purchaser discovers within such six (6) months and notifies the Seller thereof in accordance with Section 9.05, or (iv) any Liabilities referenced in Section 2.02(b)(i).
“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water or groundwater.
“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, any Release of Hazardous Materials.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.
“Retained Accounts Payable” means accounts payable of Dow accrued, whether or not in the ordinary course, prior to the Closing Date in connection with the conduct of the Business, that are not transferred to a Purchaser Entity or that are otherwise retained by a Dow Entity.
“Seller Credit Support Instruments” means all obligations of a Dow Entity under any contract, instrument or other commitment, arrangement or other obligation in existence as of the Closing Date to the extent relating to the Business for which such Dow Entity is or may be liable as guarantor, original tenant, primary obligor, person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees), including those obligations arising under the instruments that are set forth on Schedule 1.01(i).

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“Seller Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.
“Seller Environmental Liabilities” means any Liability (except for Liabilities referenced in Section 2.02(b)(i)) to the extent arising out of, or resulting from, (a) any Releases of Hazardous Materials prior to the Closing by Dow at, in, on or from any Leased Real Property or Other Business Facility; (b) any Releases of Hazardous Materials at any third‑party site to which such Hazardous Materials were sent prior to the Closing by Dow from any Leased Real Property or Other Business Facility; (c) any exposure to Hazardous Materials in connection with Dow’s operation of the Business at any Leased Real Property or Other Business Facility, prior to the Closing and any exposure to any Hazardous Material included in any product or material sent by Dow from any Leased Real Property or other Business Property prior to the Closing; (d) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring or existing prior to the Closing by Dow at any Leased Real Property or Other Business Facility, including any continuation of such violation or noncompliance, for up to six (6) months subsequent to the Closing, which the Purchaser discovers within such six (6) months and notifies the Seller thereof in accordance with Section 9.05; and (e) any Actions based upon any pre‑Closing violation of or pre‑Closing Liability under any Environmental Law or Environmental Permit brought with respect to Dow’s operation of the Business at any Leased Real Property or Other Business Facility, except, in each case, for Purchaser Environmental Liabilities.
“Seller’s Knowledge” or “Knowledge of the Seller” means the actual (but not constructive or imputed) knowledge of the Persons identified on Schedule 1.01(j) after due inquiry of their direct reports.
“Shared Intellectual Property” means the Intellectual Property owned by Dow and licensed by Seller or its Affiliates to Purchaser pursuant to the Intellectual Property License Agreement (attached hereto as Exhibit C) and the Trademark License Agreement (attached hereto as Exhibit D).
“Straddle Period” means any taxable period beginning prior to the Closing Date and ending on or after the Closing Date.
“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person.
“Tangible Property” means the tangible machinery, buildings, other constructions permanently attached to the ground, equipment, vehicles, wires and other tangible property that is owned by Dow and primarily or exclusively related to the Business and, in the case of tangible property owned by Dow and primarily or exclusively used by the Business at the Leased Real Property, fixtures, in each case, excluding real property (other than fixtures) and excluding all assets or other properties located at the Contract Manufacturing Sites other than the Freeport R&D Assets.

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“Target Closing Date ARI Amount” means $25,500,000.00.
“Tax” or “Taxes” means all income, capital gain, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, employment, withholding, social security contributions, transfer, conveyance, stamp, stamp duty, recording, occupational, premium and other similar taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority (but excluding any Conveyance Taxes and, to the extent they are non-refundable, including any sales, use or ad-valorem taxes).
“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes or Conveyance Taxes.
“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax or Conveyance Tax, including any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission and any court, tribunal or judicial or arbitral body empowered to issue binding decisions.
“Transaction Documents” means this Agreement, the Local Conveyances and each of the documents identified on Schedule 1.01(k), and any other agreements entered into by and between Dow and any Purchaser Entity and instruments or documents entered into by any Dow Entity or any Purchaser Entity, in each case, in connection with this Agreement.
“Transferred Accounts Receivable” means all accounts receivable arising in connection with the conduct of the Business that are transferred to a Purchaser Entity on the Closing Date.
“Transferred Contracts” means the rights of Dow under the contracts, commitments and other agreements identified on Schedule 1.01(l), including the Transferred IP Agreements.
“Transferred Environmental Regulatory Information” means the information described in Schedule 1.01(m).
“Transferred Information” means sales and promotional literature, customer lists and other sales‑related materials, in each case to the extent used or held for use in the Business and in the possession of Dow; provided, that the Seller may redact any information not related to the Business and may retain a copy of any Transferred Information.
“Transferred Inventory” means the inventories of raw materials, packaging materials, semi‑finished and finished goods, purchased supplies, other supplies and spare parts and materials used for maintaining production machinery and equipment, in each case, to the extent such inventories are held by Dow for use in the Business or identified on Schedule 1.01(n), excluding all inventories for raw materials used in the production of MagTi products

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(including MagTi Developmental, MagTi Precursor 2200 and MagTi Blend) located at the Contract Manufacturing Site at Seadrift, Texas.
“Transferred IP Agreements” means the licenses of Intellectual Property identified on Schedule 1.01(o).
“Transferred Permits” means the municipal, state and federal permits, licenses, agreements and authorizations to the extent held and used by Dow (a) at the Norco Facility, or (b) exclusively in connection with the Business.
“Transferred Records” means all Employee Records that are required to be transferred to the Purchaser Entities by applicable Law or as necessary to comply with Schedule 6, and all other books of account, financial records, invoices, shipping records, supplier lists, Tax records, correspondence and other documents, records and files, including those relating to trade secrets, processes, know how, and technical data, to the extent related to the Business; provided, that the Seller may redact information not related to the Business from the Transferred Records prior to the delivery of the Transferred Records to the Purchaser and may retain a copy of any Transferred Records.
“UNIPOL™ Polypropylene Process” means the UNIPOL™ low pressure gas phase fluidized bed process used in the manufacture of Polypropylene.
“Unresolved Objections” means the objections set forth on the Notice of Disagreement delivered to the Seller pursuant to Section 2.08 that remain unresolved pursuant to Section 2.08(d)(iii).
“U.S. Employee” means any Business Employee who is employed primarily in (or, in the case of any expatriate Business Employee, whose home country is) the United States immediately prior to the Closing.
SECTION 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Accounts Payable Amount”	2.04(a)
“Allocation”	2.04(b)
“Amended Electricity Services Agreement”	5.11(c)
“Approval Order”	4.05(a)
“Assumed Liabilities”	2.02(a)
“Assumed HR Liabilities”	Schedule 6
“Auction Agreements”	5.12(d)
“Claim”	7.03(a)
“Closing”	2.05(a)
“Closing Date”	2.05(a)

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“Closing Overpayment”	2.08(e)(ii)
“Closing Underpayment”	2.08(e)(i)
“Confidentiality Agreement”	5.03
“Contest”	7.03(b)
“Covered Dow Entity”	3.01
“Covered Period”	5.11(c)
“Covered Purchaser Entity”	4.01
“Disputed Items”	2.08(c)
“Electricity Services Agreement”	5.11(c)
“Estimated Closing Date ARI Amount”	2.05(b)
“Excluded Assets”	2.01(b)
“Excluded Liabilities”	2.02(c)
“Existing Stock”	5.05(b)
“Expansion Servitude”	5.11(b)
“Investigations”	9.05(b)
“Loss”	9.02
“Material Contracts”	3.13(a)
“Most Cost‑Effective Manner”	9.08(a)(vi)
“Non U.S. Dow Plans”	3.10(b)
“Notice of Acceptance”	2.08(c)
“Notice of Disagreement”	2.08(c)
“Purchase Price”	2.04(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Retained Names and Marks”	5.05(a)
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Service Provider”	5.11(c)
“Termination Date”	10.01(a)
“Third‑Party Claim”	9.05(b)
“Transferred Assets”	2.01(a)
“U.S. Dow Plans”	3.10(a)

SECTION 1.03    Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(i)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
(ii)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

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(iii)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(iv)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(v)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
(vi)    where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to the Purchaser, material that has been posted in a “data room” (virtual or otherwise) established by the Seller and to which the Purchaser has been given access;
(vii)    references to “day” or “days” are to calendar days;
(viii)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(ix)    references to a Person are also to its successors and permitted assigns;
(x)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and
(xi)    references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.
(b)    Notwithstanding anything to the contrary contained in the Disclosure Schedules, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent notwithstanding the omission of a reference or a cross‑reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Schedule in this Agreement. Certain items and matters are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or

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covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Schedule. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
ARTICLE II
SALE AND PURCHASE
SECTION 2.01    Sale and Purchase of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, or shall cause its relevant Subsidiaries to, sell, assign, transfer, convey and deliver, to the Purchaser, and the Purchaser shall purchase from the Seller and each such Subsidiary, subject to Sections 2.01(b) and 2.03 and Schedule 2.03, and to the extent transferable, all of Dow’s right, title and interest in and to the following assets (the “Transferred Assets”):
(i)    the Leased Real Property Rights, the Appurtenant Real Property and to the extent it is considered real property under the laws of the State of Louisiana, Dow’s right, title and interest to the Norco Facility;
(ii)    the Owned Intellectual Property;
(iii)    the Tangible Property;
(iv)    the Transferred Inventory;
(v)    the Transferred Contracts and the Partially Transferred Contracts;
(vi)    the Transferred Accounts Receivable;
(vii)    the Transferred Permits;
(viii)    the Transferred Records;
(ix)    the Transferred Information;
(x)    the Transferred Environmental Regulatory Information; and
(xi)    the Goodwill.
(b)    Notwithstanding anything in this Agreement (including Section 2.01(a)) to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause any of its Subsidiaries to sell, convey, assign, transfer or deliver, to the Purchaser, the Purchaser shall not purchase, and the Transferred Assets shall not include, Dow’s right, title and interest to any assets

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of the Seller or of any Affiliate of the Seller not expressly included in the Transferred Assets (the “Excluded Assets”), including:
(xii)    all cash and cash equivalents, including checks, money orders, securities (whether or not marketable), short‑term instruments, negotiable instruments, funds in time and demand deposits or similar accounts of Dow on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of Dow, other than cash or cash equivalents that have been reflected in the calculation of the Final Adjustment Statement;
(xiii)    any rights of Dow to Tax refunds, credits or other Tax benefits, apart from Tax incentives or other Tax benefits to the extent related to the Business or the Transferred Assets that are attributable to any taxable period ending on or after the Closing Date;
(xiv)    all rights of Dow under any contracts, commitments and other agreements, except for Dow’s rights under (A) the Transferred Contracts; and (B) to the extent they relate to the Business, the Partially Transferred Contracts;
(xv)    the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the organization, existence or capitalization of any Dow Entity;
(xvi)    any real property of Dow other than (A) the Leased Real Property Rights; (B) the Appurtenant Real Property; and (C) the Norco Facility to the extent it is considered real property under the laws of the State of Louisiana;
(xvii)    the Contract Manufacturing Sites and any assets located at the Contract Manufacturing Sites (other than the Transferred Inventory identified on Schedule 1.01(n));
(xviii)    all rights, title and interest of the Seller under this Agreement and the rights of Dow under the other Transaction Documents, and any documents delivered or received in connection herewith or therewith;
(xix)    all Excluded Claims;
(xx)    all Tax Returns and other Tax records of Dow, other than those relating solely to the Transferred Assets or the Business;
(xxi)    all current and prior insurance policies of Dow and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(xxii)    all rights, title and interest of Dow in and to the Retained Names and Marks, other than as expressly provided in Section 5.05;

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(xxiii)    the Purchase Price Bank Account and any other bank accounts of any Dow Entity;
(xxiv)    all accounts receivable of Dow that are not Transferred Accounts Receivable;
(xxv)    all rights and interest of Dow under credit support instruments and any similar instruments (including letters of credit, consignments, setoff rights, indemnities, guarantees, liens, security arrangements, any other documents or rights intended to secure payment);
(xxvi)    all customer credit files of Dow, including information related to credit risk assessment processes and methodologies;
(xxvii)    all rail cars owned by Dow or interest or right of Dow in any rail car;
(xxviii)    all personnel, discipline, performance, employee compensation, medical and benefits and labor relations records relating to the Business Employees, other than those Employee Records required to be provided to the Purchaser by Law or as necessary to comply with Schedule 6 (Employee Matters);
(xxix)    all assets related to Seller defined benefit pension plans;
(xxx)    in respect of Owned Intellectual Property, Intellectual Property that is not exclusively used in the Business; and
(xxxi)    the assets identified on Schedule 2.01.
SECTION 2.02    Assumption and Exclusion of Liabilities. (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall assume, and agree to pay, perform and discharge when due, the following Liabilities of Dow (the “Assumed Liabilities”):
(i)    all Liabilities (including any Liabilities of Dow arising from any Action against Dow or the Business) to the extent arising out of or resulting from, the conduct of the Business and the use of the Transferred Assets by a Purchaser Entity after the Closing Date; other than (A) Liabilities governed by clauses (ii)‑(v) below; (B) Liabilities described in Section 2.02(b); and no Liabilities of Dow arising from any other Action;
(ii)    All Liabilities, other than the Retained Accounts Payable, of Dow to the extent arising out of or resulting from, the Transferred Contracts and, to the extent transferred to Purchaser, the Partially Transferred Contracts that, in each case, do not result from (A) any material failure to perform any Transferred Contract or Partially Transferred Contract by any Dow Entity prior to the Closing Date; or (B) any material breach, material default or material violation of any Transferred Contract or Partially

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Transferred Contract by any Dow Entity prior to the Closing Date, including any material breach of any warranty;
(iii)    all Post‑Closing Product Liabilities;
(iv)    all Taxes arising from or with respect to the Transferred Assets or the Business other than Excluded Taxes;
(v)    all of the Assumed HR Liabilities; and
(vi)    all Purchaser Environmental Liabilities.
(c)    For the avoidance of doubt, Assumed Liabilities shall not include (i) any Liabilities of Dow or any of its Affiliates arising, or allegedly arising, from, resulting from, or attributable to, directly or indirectly, in whole or in part, the installation, application, use, manufacture, consumption, storage, design, assembly, mining, processing, purchase, sale, repair, replacement, supply, production, distribution, transportation, disposal or the presence of, or exposure to, asbestos or asbestos containing materials of any type or nature, by Dow or any of its Affiliates before the Closing Date, including damages (including medical, legal, and other expenses) or any other remedy for personal or bodily injury, disease, sickness, death, wrongful death, loss of consortium, survivorship, medical monitoring, cost of removal, diminution of value, or any other type of personal injury (whether physical, emotional, or otherwise) or property damage, based on any legal theory of law or equity; (ii) any Seller Environmental Liabilities; (iii) any Pre‑Closing Product Liabilities, (iv) any Liabilities for Retained Accounts Payable; or (v) any Excluded Taxes; all of which, in each case of clauses (i) through (v) above, shall be Excluded Liabilities.
(d)    Dow shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any Liabilities of Dow other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).
SECTION 2.03    Procedures for the Transfer of Transferred Assets. (a) The Seller and Purchaser shall, and shall cause their respective Subsidiaries and Affiliates to, effect on the Closing Date the transfer or assignment of the Transferred Assets and the Assumed Liabilities from Dow to the Purchaser Entities pursuant to the Local Conveyances.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the provisions of Schedule 2.03 shall apply with respect to the transfer of the Transferred Assets to, and the assumption of the Assumed Liabilities by, the Purchaser Entities and the other matters set forth thereon.
SECTION 2.04    Purchase Price; Allocation of Purchase Price. (a) Subject to the adjustment set forth in Section 2.08, the purchase price for the Transferred Assets shall be $500,000,000.00 (five hundred million) (the “Purchase Price”) and the amount set forth on Schedule 2.04) (the “Accounts Payable Amount”).

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(b)    The Seller shall provide the Purchaser with an allocation of the Purchase Price (together with the Accounts Payable Amount and the portion of the Assumed Liabilities, if any, that constitutes proceeds of disposition for U.S. federal income tax purposes) among the Transferred Assets (the “Allocation”), which will comply with the requirements of Code Section 1060 and applicable Regulations promulgated thereunder. If the Purchaser does not provide any comments to the Seller in writing within ten (10) Business Days following delivery by the Seller of the Allocation, then the Allocation shall be deemed to be final and binding. If, however, the Purchaser submits comments to the Seller within such ten (10) Business Day period, the Seller shall in good faith consider such comments and negotiate with the Purchaser to resolve any differences prior to Closing. Except as otherwise provided below, or as required by Law, the Seller and the Purchaser shall report, act, and file all Tax Returns (including, but not limited to, IRS Form 8594 and all Tax Returns relating to Conveyance Taxes) in all respects and for all purposes consistent with the Allocation (as adjusted pursuant to the immediately preceding sentence); provided, however, that, unless the Purchaser has not provided any comments to the Seller, or to the extent the Seller and the Purchaser have agreed prior to the Closing to modify the Allocation, no more than $15 million of the Purchase Price (together with the Accounts Payable Amount and the portion of the Assumed Liabilities, if any, that constitutes proceeds of disposition for U.S. federal income tax purposes) shall be allocated to Transferred Assets held by Dow Entities organized in countries other than the United States; and, provided, further, that each of the Seller and the Purchaser shall be free to prepare and file I.R.S. Form 8594 (Asset Acquisition Statement) in a manner consistent with any Independent Valuation it receives. To the extent that there is any change in the proceeds of disposition for U.S. federal income or other relevant tax purposes subsequent to the Closing Date, each of the Seller and the Purchaser agree that such change shall be reflected in a manner consistent with the methodology used in otherwise determining the allocation of such proceeds among the Transferred Assets.
SECTION 2.05    Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on (i) the third (3rd) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) unless the Seller provides notice pursuant to clause (ii); (ii) the last Business Day of the calendar month during which such conditions have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or the first Business Day of the calendar month immediately following such month, in each case only if the Seller so requests (at its sole discretion) in a written notice to the Purchaser; or (iii) at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
(b)    No later than two (2) Business Days prior to the scheduled Closing Date, the Seller shall deliver to the Purchaser a notice that sets forth the Seller’s good faith estimate of the Closing Date ARI Amount (the “Estimated Closing Date ARI Amount”).

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SECTION 2.06    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(a)    executed counterparts of (i) each Local Conveyance; and (ii) each other Transaction Document that is to be executed at the Closing and, in each case, to which a Dow Entity is a party;
(b)    a receipt for the Closing Date Payment;
(c)    the certificate referenced in Section 8.02(a)(vi); and
(d)    a certificate as to the non‑foreign status of the Seller pursuant to Section 1.1445‑2(b)(2) of the Regulations.
SECTION 2.07    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
(a)    the Closing Date Payment by wire transfer in immediately available funds to the Purchase Price Bank Account;
(b)    executed counterparts of (i) each Local Conveyance; and (ii) each other Transaction Document that is to be executed at the Closing and, in each case, to which a Purchaser Entity is a party; and
(c)    the certificate referenced in Section 8.01(a)(iii).
SECTION 2.08    Adjustment of the Purchase Price.
(a)    Within ninety (90) days after the Closing Date, the Seller shall prepare and deliver to the Purchaser the Initial Adjustment Statement. The Purchaser shall provide the Seller and its Representatives with access to the books, records and personnel of the Business necessary for the Seller to prepare the Initial Adjustment Statement.
(b)    At all reasonable times during the forty‑five (45) day period immediately following the Purchaser’s receipt of the Initial Adjustment Statement, the Purchaser and its Representatives shall be permitted to review the records of the Seller relating to the Initial Adjustment Statement that are reasonably requested by the Purchaser, and the Seller shall make reasonably available to the Purchaser and its Representatives the individuals employed by the Seller and responsible for the preparation of the Initial Adjustment Statement in order to respond to the inquiries of the Purchaser related thereto.
(c)    The Purchaser shall deliver to the Seller on or before the Objection Deadline Date either a notice indicating that the Purchaser accepts the Initial Adjustment Statement (“Notice of Acceptance”) or a detailed statement describing each objection (with reference to the applicable account description and item number as set forth on Schedule 2.08) to the Initial Adjustment Statement and specifying the amount that the Purchaser reasonably believes is the correct amount for each applicable account description and item number (“Notice

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of Disagreement”); provided, that any objections must be on the basis that the amounts set forth in the Initial Adjustment Statement (i) were not determined in accordance with Schedule 2.08; or (ii) were arrived at based on mathematical or clerical error. The Purchaser may only object to the amounts set forth in the Initial Adjustment Statement to the extent the amount disputed with respect to any item number contained in the Initial Adjustment Statement exceeds $50,000. If the Purchaser delivers to the Seller a Notice of Acceptance, or if the Purchaser does not deliver a Notice of Disagreement in accordance with this Section 2.08(c) on or before the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such Notice of Acceptance and the Objection Deadline Date, the Initial Adjustment Statement shall be deemed to be the Final Adjustment Statement. If the Purchaser timely delivers a Notice of Disagreement in accordance with this Section 2.08(c), only those matters specified in accordance with this Section 2.08(c) in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Initial Adjustment Statement shall be final, binding and conclusive upon the parties hereto.
(d)    The Disputed Items shall be resolved as follows:
(i)    The Seller and the Purchaser shall first use commercially reasonable efforts to resolve such Disputed Items.
(ii)    Any resolution by the Seller and the Purchaser as to such Disputed Items shall be set forth in a written agreement, which agreement shall be final and binding on the parties hereto.
(iii)    If the Seller and the Purchaser do not reach a resolution of all Disputed Items within sixty (60) days after delivery of the Notice of Disagreement, the Seller and the Purchaser shall, within sixty (60) days following the expiration of such sixty (60) day period, engage the Neutral Accountant, pursuant to an engagement agreement executed by the Seller, the Purchaser and the Neutral Accountant, to resolve any Unresolved Objections. Unless the parties hereto agree otherwise, all communications between the Seller and the Purchaser or any of their respective Representatives, on the one hand, and the Neutral Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non‑communicating party.
(iv)    The Neutral Accountant shall be instructed to resolve the Unresolved Objections in accordance with Schedule 2.08 and shall be instructed not to independently investigate any other matters. The Seller and the Purchaser shall request that the Neutral Accountant make a final determination (which determination shall set forth the reasons for such determination) of the Closing Date ARI Amount within thirty (30) days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination shall be deemed the Final Adjustment Statement. During the thirty (30)‑day review by the Neutral Accountant, the Seller and the Purchaser shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

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(v)    The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the parties hereto. The parties hereto agree that the procedure set forth in this Section 2.08(d) for resolving disputes with respect to the Initial Adjustment Statement and the Closing Date ARI Amount shall be the sole and exclusive method for resolving any such disputes.
(vi)    The Seller and the Purchaser shall share the fees and expenses of the Neutral Accountant equally.
(e)    The Initial Adjustment Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Adjustment Statement and be binding on the parties hereto for the purposes of this Section 2.08 upon the earliest to occur of (i) the delivery by the Purchaser of the Notice of Acceptance or the failure of the Purchaser to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.08(c); (ii) the resolution of all Disputed Items by the Seller and the Purchaser pursuant to Section 2.08(d)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 2.08(d)(iv) by the Neutral Accountant. Within five (5) Business Days after the Final Adjustment Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:
(i)    If the Closing Date ARI Amount as shown on the Final Adjustment Statement exceeds the Estimated Closing Date ARI Amount (such difference, the “Closing Underpayment”), the Purchaser shall pay to the Seller within five (5) Business Days of the final determination of the Closing Date ARI Amount an amount equal to such Closing Underpayment by wire transfer of immediately available funds to the Purchase Price Bank Account.
(ii)    If the Closing Date ARI Amount as shown on the Final Adjustment Statement is less than the Estimated Closing Date ARI Amount (such difference, the “Closing Overpayment”), the Seller shall pay to the Purchaser within five (5) Business Days of the final determination of the Closing Date ARI Amount an amount equal to such Closing Overpayment by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser (such designation to be made at least three (3) Business Days prior to the day on which such payment is due).
(f)    Any payment required to be made pursuant to this Section 2.08 shall bear interest from the Closing Date through and including the date of payment at the Interest Rate.
(g)    To the extent that any of the parties hereto or any of their respective Affiliates have any obligation under this Agreement or any of the other Transaction Documents to indemnify or to make any other payment, no amount with respect to a matter to which such obligation or payment relates shall be included in the calculation of the Closing Date ARI Amount. No amount with respect to a matter shall be included more than once in the calculation of the Closing Date ARI Amount.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the Seller Disclosure Schedule, as follows:
SECTION 3.01    Organization, Authority and Qualification of the Covered Dow Entities. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Seller and each Dow Entity that is a party to a Transaction Document (a “Covered Dow Entity”) is a legal entity, duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation (to the extent such concept is recognized under the applicable laws of the jurisdiction of its formation). Each of the Seller and each Covered Dow Entity has all necessary corporate power and authority to enter into this Agreement and each Transaction Document, to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and by each Covered Dow Entity of the other Transaction Documents, to which it is a party, the performance by the Seller of its obligations hereunder and by each Covered Dow Entity thereunder, and the consummation by the Seller and each Covered Dow Entity of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller or such Covered Dow Entity. This Agreement has been, and upon their execution, the other Transaction Documents, to which the Seller or a Covered Dow Entity is a party, will be, duly executed and delivered by the Seller or such Covered Dow Entity, and (assuming due authorization, execution and delivery by a Covered Purchaser Entity) this Agreement constitutes, and upon their execution, each of the other Transaction Documents, to which the Seller or a Covered Dow Entity is a party, will constitute, a legal, valid and binding obligation of the Seller or such Covered Dow Entity, enforceable against the Seller or such Covered Dow Entity in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
SECTION 3.02    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 below or set forth in Section 3.03 of the Seller Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.03 below or in Section 3.03 of the Seller Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, the execution, delivery and performance by the Seller of this Agreement and by each of the Covered Dow Entities of the other Transaction Documents to which it is a party, do not (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller or such Covered Dow Entity; (b) conflict with or violate any Law or Governmental Order applicable to the Seller or such Covered Dow Entity; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving

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of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract, to which Dow is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; or (ii) otherwise have a Material Adverse Effect.
SECTION 3.03    Governmental Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act and any other applicable antitrust Laws; (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement, is not reasonably likely to materially and adversely affect the Purchaser’s ability to operate the Business after the Closing and would not have a Material Adverse Effect; or (c) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.
SECTION 3.04    Financial Information. (c) True and complete copies of the Financial Statements have been made available by the Seller to the Purchaser and are set forth on Schedule 1.01(b).
(d)    The Financial Statements, which shall be deemed to include the notes thereto, (i) present fairly, in all material respects, the combined financial position of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods covered thereby; and (ii) were prepared in accordance with GAAP.
SECTION 3.05    No Material Adverse Effect. Since December 31, 2012, there has not occurred any Material Adverse Effect.
SECTION 3.06    Litigation. As of the date of this Agreement, there is no Action by or against Dow pending or, to the Seller’s Knowledge, threatened in writing before any Governmental Authority that would have a Material Adverse Effect, would materially and adversely affect the legality, validity or enforceability of this Agreement or would prevent or materially delay the consummation of the transactions contemplated hereby or which, if determined adversely to Dow, would reasonably be expected to materially adversely affect the ability of the Purchaser to conduct the Business after the Closing.
SECTION 3.07    Compliance with Laws. As of the date of this Agreement, Dow conducts, in all respects, the Business in accordance with all Laws and Governmental Orders applicable to the Business and the Excluded Assets, the benefit of which is conveyed to Purchaser by the other Transaction Documents; in each case except where the failure to so conduct the Business would not materially and adversely affect the Business.

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SECTION 3.08    Intellectual Property. (a) To the Seller’s Knowledge, (i) the use of the Business Intellectual Property and the conduct of the Business by Dow does not infringe, any valid or unexpired Intellectual Property of any other Person in any country; (ii) a Dow Entity is the sole and exclusive owner of each item of Registered Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances; and (iii) no Person is engaging, in any activity that, in any material respect, infringes any Owned Intellectual Property.
(b)    As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Seller’s Knowledge, threatened in writing against Dow concerning the matters described in Section 3.08(a)(i); provided, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Dow shall be deemed to be “threatened” rather than “pending”.
(c)    To the Seller’s Knowledge, all Registered Owned Intellectual Property and Registered Shared Intellectual Property are in full force and effect and have not been declared invalid or unenforceable by any court of competent jurisdiction, and all pending patent, trademark and copyright applications of the Owned Intellectual Property are actively pending with the applicable governmental agency.
(d)    To the Seller’s Knowledge, there are no pending oppositions, cancellations, invalidity proceedings, interferences or reexamination proceedings with respect to the Registered Owned Intellectual Property, and to the Knowledge of the Seller, no such proceedings are threatened.
(e)    To the Seller’s Knowledge, no Person that is not an Affiliate of the Seller, has been granted any right or license under any Owned Intellectual Property or Shared Intellectual Property by the Seller or its Affiliates to manufacture and sell catalysts or donor products used in, developed or under development for use in, Polypropylene manufacturing processes, including the In‑Scope Products.
(f)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.08 are the only representations and warranties being made by the Seller in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of, Intellectual Property.
SECTION 3.09    Real Property. (a) Schedule 1.01(e) sets forth the address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Assuming good fee title was vested in the applicable lessor at the time of the creation of the lease, a Dow Entity has a valid and binding leasehold interest in each parcel of Leased Real Property (other than the Norco Property, which is covered by Section 3.09(c)), free and clear of all Encumbrances other than Permitted Encumbrances. The Leased Real Property and the Norco Facility has direct access to a public road or street or has access to a public road or street via a servitude, easement, right-of-

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way or other interest in favor of a Dow Entity or benefitting the Leased Real Property or Norco Facility.
(b)    A Dow Entity is the tenant, the licensor or the owner of each of the Ancillary Locations.
(c)    Immediately prior to the Closing, assuming that good fee title was vested in the applicable grantor at the time of the creation of such interest, Dow will have good and valid title to, ownership interest in, servitude interest in, rights to use or licenses in, the Transferred Assets (other than assets that are insignificant in relation to the operation of the catalyst plant) that are located at the Norco Facility (including Tangible Property, Norco Property and Leased Real Property) and in each case, free and clear of Encumbrances except for Permitted Encumbrances.
SECTION 3.10    Employee Benefit Matters. (a) U.S. Dow Plans and Material Documents. Section 3.10(a) of the Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements, to which a Dow Entity is a party, with respect to which a Dow Entity has any obligation or which are maintained, contributed to or sponsored by a Dow Entity for the benefit of any U.S. Employee (collectively, the “U.S. Dow Plans”). The Seller has made available to the Purchaser a true and complete copy of each U.S. Dow Plan.
(b)    Non U.S. Dow Plans and Material Documents. Section 3.10(b) of the Seller Disclosure Schedule lists all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements, to which a Dow Entity is a party, with respect to which a Dow Entity has any obligation or which are maintained, contributed to or sponsored by a Dow Entity for the benefit of any Non U.S. Employee (other than statutory plans) (collectively, the “Non U.S. Dow Plans”). A true and complete copy of each Non U.S. Dow Plan has been made available to the Purchaser.
SECTION 3.11    Labor Matters. Section 3.11 of the Seller Disclosure Schedule lists each collective bargaining agreement that is applicable to the current Business Employees to which a Dow Entity is a party. With respect to the Business and the Business Employees, (a) there are no strikes or lockouts with respect to any Business Employees pending, or to the Knowledge of the Seller, threatened; (b) to the Knowledge of the Seller, there is no union organizing effort pending or threatened against the Business; (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Seller, threatened against the Business; and (d) there is no material slowdown, or work stoppage in effect or, to the Knowledge of the Seller, threatened with respect to the Business Employees.

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SECTION 3.12    Taxes. (a) all material Tax Returns required to have been filed by, or with respect to, the Business have been timely filed (taking into account any extension of time to file granted or obtained); (b) all material Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Seller to the extent related to the Business that has not been satisfied by payment, settled or withdrawn; and (d) there are no material Tax liens on any of the Transferred Assets (other than Permitted Encumbrances).
SECTION 3.13    Material Contracts. (a) Section 3.13(a) of the Seller Disclosure Schedule lists each of the following Transferred Contracts and Partially Transferred Contracts (such contracts and agreements being “Material Contracts”):
(i)    contracts for the purchase of products or for the receipt of services, the performance of which: (A) involved consideration or payments by Dow in excess of $500,000 in the calendar year ended December 31, 2011 or December 31, 2012, or (B) would reasonably be expected to involve consideration or payments by Dow in excess of $500,000 in the calendar year ended December 31, 2013;
(ii)    contracts for the furnishing of products or services by Dow, the performance of which (A) involved consideration or payments by such customers in excess of $500,000 in the calendar year ended December 31, 2011 or December 31, 2012, or (B) would reasonably be expected to involve consideration or payments by such customers in excess of $500,000 in the calendar year ended December 31, 2013;
(iii)    Transferred IP Agreements;
(iv)    contracts concerning the establishment or operation of a partnership, joint venture or limited liability company or other legal entity;
(v)    contracts under which there has been imposed a security interest on any of the assets, tangible or intangible, of the Business; and
(vi)    the lease agreements and service and servitude agreements of the Business that pertain to each parcel of Leased Real Property.
(b)    Each Material Contract, is valid and binding on the applicable Dow Entity and, to the Knowledge of the Seller, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) except to the extent a Material Contract expires after the date hereof in accordance with its terms or is after the date hereof terminated or cancelled by the counterparty thereto in accordance with its terms. No Dow Entity is in material breach of, or material default under, any Material Contract to which it is a party.

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SECTION 3.14    Environmental Matters. (a) (i) In all material respects, Dow is conducting the Business in compliance with Environmental Law; (ii) in connection with the Business, Dow has obtained and is in compliance in all material respects with all Environmental Permits that are necessary to conduct the Business; (iii) in connection with the Business, Dow has not, to the Seller’s Knowledge, Released any Hazardous Materials that require any Remedial Action; and (iv) there is no Action pending or, to the Seller’s Knowledge, threatened, in connection with the Business, against Dow that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law.
(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.14 are the only representations and warranties being made by the Seller in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the Business, the Leased Real Property or this Agreement or its subject matter.
SECTION 3.15    Sufficiency of Assets. (a) The Transferred Assets and the employment of the Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents, shall, in the aggregate, constitute all of the rights, property and assets necessary to conduct the Business immediately after the Closing in all material respects as conducted by Dow as of the date of this Agreement (including for purposes of determining the Business as conducted by Dow as of the date of this Agreement, the portion of the Excluded Assets that is used by the Business as of the date of this Agreement).
(b)    The Tangible Property is in good working order in all material respects except for ordinary wear and tear and routine maintenance, repairs and turnarounds.
SECTION 3.16    Brokers. Except for Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller. The Seller shall be solely responsible for the fees and expenses of Citigroup Global Markets Inc.
SECTION 3.17    Disclaimer of the Seller. (a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER OR ITS REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, ANY OF THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE SELLER AND ITS REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES; (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE

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(OR SIMILAR LAWS); (III) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING; OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT FOR INFORMATION TO THE EXTENT PROVIDED IN THIS ARTICLE III, NONE OF THE SELLER OR ITS REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ITS REPRESENTATIVES, OR THE PURCHASER’S OR ITS REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK‑OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS OR RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller, subject to such exceptions as are disclosed in the Purchaser Disclosure Schedule, as follows:
SECTION 4.01    Organization, Authority and Qualification of the Covered Purchaser Entities. The Purchaser is a corporation duly organized, validly existing and, to the extent such concept is recognized in Connecticut, in good standing under the laws of Connecticut. Each of the Purchaser and each Purchaser Entity that is a party to a Transaction Document (a “Covered Purchaser Entity”) is a legal entity, duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its formation (to the extent such concept is recognized under the applicable laws of the jurisdiction of its formation). The Purchaser and each Covered Purchaser Entity has all necessary corporate power and authority to enter into this Agreement and each Transaction Document, to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and by each Covered Purchaser Entity of the other Transaction Documents, to which it is a party, the performance by the Purchaser of its obligations hereunder and by each Covered Purchaser Entity thereunder and the consummation by the Purchaser and each Covered Purchaser Entity of the transactions contemplated hereby and thereby have been duly authorized by all requisite action

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on the part of the Purchaser or such Covered Purchaser Entity. This Agreement has been, and upon their execution, the other Transaction Documents, to which the Purchaser or a Covered Purchaser Entity is a party, will be, duly executed and delivered by the Purchaser or such Covered Purchaser Entity, and (assuming due authorization, execution and delivery by a Covered Dow Entity) this Agreement constitutes, and upon their execution, each of the other Transaction Documents, to which the Purchaser or a Covered Purchaser Entity is a party, will constitute, a legal, valid and binding obligation of the Purchaser or such Covered Purchaser Entity, enforceable against the Purchaser or such Covered Purchaser Entity in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
SECTION 4.02    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 below or set forth in Section 4.03 of the Purchaser Disclosure Schedule have been obtained, all filings and notifications listed in Section 4.03 below or in Section 4.03 of the Purchaser Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Seller or its Affiliates, the execution, delivery and performance by the Purchaser of this Agreement and by each of the Covered Purchaser Entities of the Transaction Documents to which it is a party, do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or such Covered Purchaser Entity; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or such Covered Purchaser Entity; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
SECTION 4.03    Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act and any other applicable antitrust Laws; (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement; or (c) as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
SECTION 4.04    Necessary Funds. The Purchaser has and will have available on the Closing Date all funds necessary to (a) pay the Purchase Price and all other amounts payable hereunder and under any other Transaction Document; (b) pay any fees and

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expenses payable by the Purchaser in connection with the transactions contemplated hereby and by any other Transaction Document; and (c) satisfy any of its other payment obligations hereunder and under any other Transaction Document.
SECTION 4.05    Bankruptcy Court Approval. (b) On August 27, 2013, the United States Bankruptcy Court for the District of Delaware entered an order (the “Approval Order”) authorizing the Purchaser to enter into this Agreement and the other Transaction Documents and to consummate all transactions contemplated by this Agreement and the other Transaction Documents. No creditor, stakeholder, or party in interest objected to the entry of the Approval Order and the Approval Order is now a final order. The Purchaser is in compliance with the terms of the Approval Order and no further bankruptcy court authorization or official committee or future claims representative approval is necessary to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(c)    Except for matters related to In re: W. R. Grace & Co., et al., under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, Case No. 01 01139 (JKF) (Jointly Administered), upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (i) the Purchaser will not be insolvent; (ii) the Purchaser will not be left with unreasonably small capital; (iii) the Purchaser will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (iv) the capital of the Purchaser will not be impaired.
SECTION 4.06    Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser or any of its Affiliates pending or, to the knowledge of the Purchaser, threatened in writing before any Governmental Authority, that would materially and adversely affect the legality, validity or enforceability of this Agreement or would prevent or materially delay the consummation of the transactions contemplated hereby.
SECTION 4.07    Brokers. Except for Blackstone Advisory Partners L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for the fees and expenses of Blackstone Advisory Partners L.P.
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01    Conduct of Business Prior to the Closing. From the date of this Agreement and until the occurrence of either the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.01, except as set forth in Section 5.01 of the Seller Disclosure Schedule, as contemplated, permitted or required by this Agreement, the other Transaction Documents or required by applicable Law, as required by the terms of any Material Contract or as the Purchaser shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (a) the Seller shall, and shall cause its

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Subsidiaries to, use commercially reasonable efforts to (i) conduct the Business and operate the assets and properties used in conducting the Business in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization, assets, rights and goodwill of the Business; and (b) the Seller shall not, and shall cause its Subsidiaries not to, to the extent relating to the Business:
(i)    sell, lease, transfer or otherwise dispose of (other than, in the ordinary course of business, inventory, or obsolete or replaced assets) or permit or allow any of the material Transferred Assets (whether tangible or intangible) to be subjected to any new Encumbrance, other than Permitted Encumbrances;
(ii)    change any method of accounting or accounting practice or policy used by the Seller as it relates to the Business, other than such changes as are required by GAAP or a Governmental Authority;
(iii)    other than in the ordinary course of business, grant or announce any increase in the salaries, bonuses or other benefits payable by Dow to any of the Business Employees, other than (A) as required by Law, or (B) pursuant to any plans, programs or agreements existing on the date hereof;
(iv)    fail to exercise any rights of renewal with respect to any Leased Real Property or any Environmental Permit that by its terms would otherwise expire;
(v)    terminate or cancel any Material Contract including any UNIPOL Polypropylene Process technology license;
(vi)    make any material modification of royalty terms including the acceleration of any payment, conversion of any royalty obligations to a lump sum or buy out of any UNIPOL Polypropylene Process technology license under any Material Contract, including any UNIPOL Polypropylene Process technology license;
(vii)    other than in the ordinary course of business, enter into any UNIPOL Polypropylene Process technology license, Material Contract or agreement which, if entered into prior to the date hereof, would have been a Material Contract;
(viii)    discharge, compromise, satisfy, waive or settle, or offer or propose to discharge, compromise, satisfy, waive or settle, any Action that is material to the conduct of the Business, taken as a whole;
(ix)    provide any material confidential information regarding the Business to any third party, except in the ordinary course of business consistent with past practice;

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(x)    grant any rights to retention, severance or termination pay to, or enter into any material new (or materially amend any existing) employment, retention, severance or other agreement or arrangement with any director, officer, employee, agent or consultant of the Business; or
(xi)    agree to take any of the actions specified in Sections 5.01(i) – (x).
Notwithstanding anything to the contrary in this Agreement, (A) Dow shall be permitted to declare and pay any dividends or make distributions or cash transfers (including in connection with any “cash sweep” arrangements) prior to the Closing Date; (B) nothing contained in this Agreement shall be construed to give to the Purchaser directly or indirectly, rights to control or direct the Business’ operations prior to the Closing; and (C) prior to the Closing, Dow shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.
SECTION 5.02    Access to Information. (e) From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, Implementation Employees, properties and books and records of the Business; (ii) furnish to the Representatives of the Purchaser such additional available information regarding the Business (or copies thereof), as the Purchaser may from time to time reasonably request; and (iii) provide the additional access and information provided for in Schedule 5.02; provided, that (A) each party hereto shall bear its own out of pocket expenses in connection with any such access or furnishing of information and any such access or furnishing of information shall be conducted during normal business hours, under the supervision of Dow’s personnel and in such a manner as not to interfere with the normal operations of the Business; (B) all requests for access pursuant to this Section 5.02 shall be made in writing and shall be directed to and coordinated with a person or persons designated by the Seller in writing; and (C) the Purchaser shall not, and shall cause its Representatives not to, contact any of the employees customers, distributors or suppliers of any Dow Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of the Seller, which shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide any access or disclose any information to the Purchaser or its Representatives if such disclosure could, in the Seller’s sole discretion, (w) cause competitive harm to the Business or Dow; (x) jeopardize, or result in a loss or waiver of, any attorney‑client or other legal privilege; (y) contravene any applicable Law, fiduciary duty or agreement; or (z) result in disclosure of any proprietary information or trade secrets of any Dow Entity or third parties. When accessing any of Dow’s properties, the Purchaser shall cause its Representatives to, comply with all of Dow’s safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, (I) in no event shall Dow be required to provide any information (other than the Transferred Environmental Regulatory Information) relating to any Excluded Assets or any Excluded Liabilities; and (II) neither the Purchaser nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or

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any building material, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.
(f)    The Seller shall provide written notice to the Purchaser of any New License Agreement within ten (10) Business Days of Dow’s entry into such New License Agreement, but in any event, prior to the Closing Date.
(g)    In order to facilitate the resolution of any claims made against or incurred by Dow relating to the Business and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), the Purchaser shall, and shall cause the Purchaser Entities to, (i) retain the books and records and financial and operational data relating to the Business for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Dow reasonable access (including the right to make, at Dow’s expense, copies), during normal business hours, to such books and records.
(h)    In order to facilitate the resolution of any claims made against, or incurred by, any of the Purchaser Entities relating to the Business and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), the Seller shall (i) retain the books and records and financial and operational data relating to the Business relating to periods prior to the Closing which are not Transferred Assets and shall not otherwise have been made available to any of the Purchaser Entities; and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records.
SECTION 5.03    Confidentiality. The terms of the letter agreement, dated as of June 23, 2013 (the “Confidentiality Agreement”), between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business and the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
SECTION 5.04    Regulatory and Other Authorizations; Notices and Consents. (d) The parties shall, and shall cause their Affiliates to, (i) promptly seek to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that are or may become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents; (ii) cooperate fully with each other in seeking to obtain all such authorizations, consents, orders and approvals; and

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(iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to, and shall cause its respective Affiliates to, promptly make its filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition or trade regulation Law. Without limiting the generality of the foregoing, if the Purchaser concludes that a filing in Korea is required, the Purchaser may make such filing, and the Seller shall provide any reasonable assistance requested by the Purchaser in the preparation of such filing. The Purchaser shall, or shall cause its Subsidiaries to, pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.
(e)    Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser shall, and shall cause each of its Affiliates to, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby and by the other Transaction Documents as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby and by the other Transaction Documents. In addition, the Purchaser shall, and shall cause its Affiliates to, defend through litigation on the merits any Action by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that (i) the obligation of the Purchaser set forth in this sentence shall in no way limit the obligation of the Purchaser to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law to close the transactions contemplated hereby prior to the Termination Date, and (ii) nothing in this Section 5.04(b) shall prevent the Purchaser from opposing any Action by any antitrust or competition Governmental Authority or other party challenging the transactions contemplated by this Agreement and the other Transaction Documents.
(f)    Each party to this Agreement shall promptly notify the other party of any communication it or any of its Representatives receives from any Governmental Authority

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relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Each party to this Agreement shall, and shall cause its Representatives to, provide the other party with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with contractual arrangements or applicable Law; and (iii) as necessary to address reasonable attorney‑client or other privilege or confidentiality concerns.
(g)    The Purchaser shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition or trade regulation Law, applicable to the transactions contemplated by this Agreement and the other Transaction Documents; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby and by the other Transaction Documents; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.
SECTION 5.05    Retained Names and Marks. (h) The Purchaser hereby acknowledges that all right, title and interest in and to the “DOW”, “DOW CHEMICAL”, “THE DOW CHEMICAL COMPANY”, “ROHM AND HAAS”, “UNION CARBIDE” and “UNION CARBIDE CORPORATION” names, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing, including the Dow Diamond logo (i.e., ) (collectively, the “Retained Names and Marks”), are owned exclusively by the Seller or its Affiliates, and that, except as expressly provided below, any and all right of the Business to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all goodwill associated therewith. Each of the Purchaser and its Affiliates further acknowledge that neither the Purchaser nor any of its Affiliates is acquiring any rights, to use the Retained Names and Marks, except for the rights expressly provided herein.

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(i)    The Purchaser Entities shall, for a period of 180 days after the date of the Closing, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing, all of the existing stocks of signs, letterheads, labels, office forms, packaging, invoice stock, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) that are included in the Transferred Assets and contain the Retained Names and Marks, after which period the Purchaser shall, and shall cause each Purchaser Entity to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock.
(j)    Except as expressly provided in this Section 5.05, no other right to use the Retained Names and Marks is granted hereunder by Dow to the Purchaser or any of its Affiliates whether by implication or otherwise, and nothing hereunder permits the Purchaser or any of its Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. The Purchaser shall, and shall cause each Purchaser Entity to, ensure that all uses of the Retained Names and Marks as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.05 shall inure solely to the benefit of Dow. In no event shall the Purchaser or any of its Affiliates use the Retained Names and Marks hereunder in any manner that may damage or tarnish the reputation of Dow or the goodwill associated with the Retained Names and Marks.
(k)    The Purchaser agrees that Dow shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser and its Affiliates of any Retained Names and Marks after the Closing. In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless Dow and its Representatives, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Purchaser or any of its Affiliates (i) in accordance with the terms and conditions of this Section 5.05, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party; or (ii) in violation of or outside the scope permitted by this Section 5.05. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.05, the Seller, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser or any of its Affiliates from any such breach or threatened breach.
SECTION 5.06    [Reserved].
SECTION 5.07    Insurance. From and after the Closing Date, the Transferred Assets and the Business shall cease to be insured by Dow’s insurance policies or by any of its self‑insured programs. For the avoidance of doubt, Dow shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs notwithstanding whether any such policies or programs apply to any Liabilities of the Purchaser Entities. The Purchaser agrees to arrange for its own insurance policies with respect to

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the Business and the Purchaser Entities covering all periods and agrees not to seek, through any means, to benefit from any Dow Entity’s insurance policies that may provide coverage for claims relating in any way to the Business or the Transferred Assets prior to the Closing.
SECTION 5.08    Release from Seller Credit Support Instruments. The parties shall, and shall cause their Subsidiaries to, take or cause to be taken all reasonable best efforts to secure as of the Closing the unconditional release of each Dow Entity from the Seller Credit Support Instruments, including effecting such release by the Purchaser Entities providing guarantees or other credit support, so that the applicable Purchaser Entity shall be solely responsible for the obligations of the replacement for such Seller Credit Support Instruments; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Seller. If such release cannot be obtained as of the Closing, the parties hereto shall continue to use reasonable best efforts to obtain such release. The Purchaser shall not permit any Purchaser Entity to (a) renew or extend the term of; or (b) increase its obligations under, or transfer to a third party, any loan, contract or other obligation for which Dow is or could reasonably be expected to be liable under any Seller Credit Support Instrument. To the extent that Dow has performance obligations under any Seller Credit Support Instrument, the Purchaser shall, and shall cause a Purchaser Entity to, (i) if requested by the Seller, perform such obligations on behalf of Dow; and (ii) otherwise take such action as requested by the Seller so as to put the Seller or the applicable Dow Entity in the same position as if the Purchaser, or such Purchaser Entity, and not Dow, had performed or was performing such obligations. All out‑of‑pocket costs and expenses incurred in connection with the release or substitution of the Seller Credit Support Instruments shall be borne by the Purchaser Entities. From and after the Closing, the Purchaser shall indemnify the Seller and its Representatives for any and all Losses arising from, or relating to, the Seller Credit Support Instruments.
SECTION 5.09    Apportionment of Periodic Payments and Receipts. All periodic cash payments and receipts of the Business or related to the Transferred Assets or Assumed Liabilities, including rents, rates, royalties, refunds, commissions, expenses and other payments or receipts, shall be apportioned on a time basis, except with respect to (a) gas, electricity, telephone, water and other utilities charges, which shall be apportioned on a usage basis; and (b) rebates, which shall be apportioned based on sales quantities or other factors on which the value of the respective rebate is based, so that the part of the relevant payment or receipt that is attributable to the period ending on the Closing Date shall be for the account of Dow and such part of the relevant amount attributable to the period commencing immediately following the Closing Date shall be for the account of the applicable Purchaser Entity. No payment shall be made under this Section 5.09 to the extent the amount to which such payment relates (i) has been taken into account in the calculation of the Closing Date ARI Amount under Section 2.08; or (ii) is an amount payable or indemnifiable under any other provision of this Agreement, including Article VII or Article IX, or under any provision of the other Transaction Documents.
SECTION 5.10    Privileged Matters. (a) Each of the parties hereto acknowledges and agrees that the other party’s and its Subsidiaries’ attorney‑client privilege,

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attorney work‑product protection and expectation of client confidence involving any proposed sale of the Business or any other transaction contemplated by this Agreement or any of the Transaction Documents, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the other party and its Subsidiaries, and may be waived only by the other party and its Subsidiaries, and the parties hereto further acknowledge that (i) such rights shall not be affected by consummation of the Closing; and (ii) in the event of a dispute between a party hereto or any of its Subsidiaries and a third party or any other circumstance in which a third party requests or demands that a party or any of its Subsidiaries produce privileged materials or attorney work‑product of the other party or any of its Subsidiaries (including the privileged materials and attorney work‑product covered by clause (ii) above), the party or Subsidiary receiving such demand or request shall assert, or cause its Subsidiary to assert, such attorney‑client privilege on behalf of the other party or its Subsidiary as applicable to prevent disclosure of privileged materials or attorney work‑product to such third party.
(b)    The parties hereto acknowledge and agree that the attorney‑client privilege, attorney work‑product protection and expectation of client confidence involving general business matters related to the Business and the Transferred Assets and arising prior to the Closing for the benefit of both Dow and the Purchaser Entities shall be subject to a joint privilege and protection between Dow, on the one hand, and the Purchaser Entities, on the other hand, and Dow and the Purchaser Entities shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) Dow without the prior written consent of the Purchaser Entities; or (ii) by any of the Purchaser Entities without the prior written consent of Dow; provided, however, that any such privileged materials or protected attorney‑work product information, whether arising prior to, or after the Closing Date, with respect to any matter for which a party hereto has an indemnification obligation hereunder (that has not been waived), shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (A) Shearman & Sterling LLP and in‑house counsel of Dow represented only Dow and not the Purchaser and that any advice given by or communications with Shearman & Sterling LLP or in‑house counsel of Dow shall not be subject to any joint privilege and shall be owned solely by Dow, and (B) any outside counsel engaged by any Purchaser Entity and in‑house counsel of the Purchaser Entities represented only the Purchaser Entities and not Dow and that any advice given by, or communications with, any outside counsel engaged by the Purchaser Entities and in‑house counsel of the Purchaser Entities shall not be subject to any joint privilege and shall be owned solely by the Purchaser Entities.
SECTION 5.11    Further Covenants. (a) If elected by the Purchaser, the Purchaser may order and obtain a preliminary title report or title commitment for the Leased Real Property and shall thereupon deliver copies of the same to the Seller. The Seller shall provide all reasonable cooperation to the Purchaser (at no cost to the Seller) in the Purchaser’s efforts to obtain for the benefit of the Purchaser a title insurance policy for the Leased Real Property. The cost of obtaining the preliminary title report, the title commitment and the title insurance policy shall be borne by the Purchaser.

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(b)    After the date hereof and prior to the Closing Date, the Seller shall use commercially reasonable efforts, and after the Closing Date, the Purchaser shall use commercially reasonable efforts, to obtain from Shell Chemical Company or its assignee the exclusive personal servitude contemplated by Section 2 of the Catalyst Plant Expansion Servitude Issues Agreement, dated February 23, and March 2, 1999, between Union Carbide Corporation and Shell Oil Company the “Expansion Servitude”; provided, however, that notwithstanding anything herein to the contrary, the sole right of the Purchaser with respect to this Section 5.11(b), or related to the matters set forth in this Section 5.11(b) (including the absence of such Expansion Servitude), shall be the right to be indemnified for Expansion Servitude Losses pursuant to Section 9.02(d) and the Seller shall have no other Liabilities (including indemnification obligations) hereunder with respect thereto. Expansion Servitude Losses means Losses of the Purchaser incurred within the five (5) years after the Closing Date; provided, that Expansion Servitude Losses shall exclude any Losses that result from the non-compliance by the Purchaser with the covenants contained in this Section 5.11.
(c)    If after the Closing the Purchaser enters into an extension or amendment of the Catalysts Plant Electricity Services Agreement, effective November 1, 2004, by and between Shell Chemical LP (“Service Provider”) and Union Carbide Corporation (the “Electricity Services Agreement”), and the fixed cost fees set forth and as escalated or otherwise adjusted under such amended agreement (such amended agreement, the “Amended Electricity Services Agreement”) are greater than the Fixed Cost Fees as set forth and as escalated or otherwise adjusted prior to the effective date of the Amended Electricity Services Agreement in accordance with Schedule 1 to the Electricity Services Agreement, the Seller shall during the period from the date of such amendment until July 1, 2016 (the “Covered Period”) reimburse the Purchaser monthly (i) for the difference between such fixed cost fees; and (ii) for all reasonable costs incurred by the Purchaser during the Covered Period up to an amount of $1,000,000 if no electricity is provided to the Norco Facility solely because (A) the term of the Electricity Services Agreement has expired; (B) the applicable Purchaser Entity has not entered into an Amended Electricity Services Agreement; and (C) the Purchaser has not obtained electricity with respect to the Norco Facility from another service provider; provided, however, that notwithstanding anything herein to the contrary, (w) the reimbursement obligation set forth herein shall be the sole remedy of the Purchaser with respect to this Section 5.11(c), the Electricity Services Agreement, the Amended Electricity Services Agreement (or the absence thereof), and the other matters set forth in this Section 5.11(c) and the Seller shall have no other Liabilities (including indemnification obligations) under this Agreement with respect thereto, (x) after the Closing, (I) the Seller and its Representatives shall be entitled to participate in all negotiations (including meetings) (A) between the applicable Purchaser Entity and the Service Provider with respect to the amendment of the Electricity Services Agreement, or any alternative arrangement with a third party; or (B) in respect of the Expansion Servitude; (II) such amendment described in clauses (x)(I)(A) or (B) shall be made pursuant to documentation reasonably satisfactory to the Seller; and (III) the Purchaser shall, and shall cause its Representatives to, consult with the Seller and shall keep the Seller at all times informed with respect to all matters related to the Electricity Services Agreement, the amendment thereof, the Expansion Servitude and the other matters covered by this Section 5.11(c), (y) the Purchaser shall not be entitled to any payment under this Section 5.11(c), if the Purchaser has not used its

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reasonable best efforts to enter into the Amended Electricity Services Agreement prior to the expiration of the current term of the Electricity Services Agreement or to enter into a similar arrangement with an alternative service provider (such amendment or alternative arrangement shall include a term that expires no earlier than the end of the Covered Period and be on terms reasonably acceptable to the Seller), (z) nothing set forth in this Agreement shall prohibit or restrict the Seller from entering into an amendment to the Electricity Services Agreement or from obtaining the Expansion Servitude prior to the Closing.
SECTION 5.12    Further Action. (c) Except as otherwise provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 5.04) to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement. The parties hereto hereby acknowledge and agree that the Transaction Documents, that are identified on Schedule 1.01(k), are in agreed form and shall not be the subject of further change or negotiation, except to correct manifest errors or to ensure consistency of terms of Transaction Documents dealing with the same subject matter and the creation or completion of exhibits or schedules thereto, and none of such changes will alter fundamental economic terms, including the scope, consideration, liabilities or risk allocation.
(d)    The parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action to transfer, and to assist and cooperate with the other party hereto in so transferring, any Transferred Permit or Environmental Permit from the Seller to the Purchaser and with respect to any such permit that by its terms or pursuant to applicable Environmental Law may not be transferred, the Seller shall cooperate, at the Purchaser’s expense, with the Purchaser in obtaining a replacement permit.
(e)    Subject to Section 2.03(b), from time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other party hereto to make effective the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, upon reasonable request of a party hereto, the other party shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, powers of attorney and other instruments and papers as may be required for the transfer to the Purchaser Entities ownership of the Transferred Assets, subject to Permitted Encumbrances, and the assumption by the Purchaser Entities of the Assumed Liabilities, as contemplated by this Agreement.
(f)    To the extent the confidentiality agreements entered into by the Seller during the six (6) month period prior to the date hereof in connection with the potential sale of

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the Business (the “Auction Agreements”) relate to the Business, the Seller shall, after the Closing Date and as reasonably requested by the Purchaser, use commercially reasonable efforts (including commencing litigation at the Purchaser’s expense) to enforce the provisions of such confidentiality agreements. After the Closing Date, and only to the extent permitted by each such Auction Agreement as determined in good faith by the Seller, the Seller shall provide the names of the counterparties to the Auction Agreements that received access to the electronic data room that was established in connection with the potential sale of the Business.
(g)    Dow shall provide the Purchaser with such available information and documentation of Dow relating to the Business and the Transferred Assets as the Purchaser may reasonably request in connection with the preparation of the audited financial statements of W. R. Grace & Co. and its Subsidiaries as at and for the year ended December 31, 2013. Dow shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.12(e).  The Purchaser will reimburse the Seller for any reasonable out-of-pocket expenses incurred in connection with the foregoing.
(h)    After the date hereof and prior to the Closing, the Seller shall provide the Purchaser Entities with such cooperation, information and documentation of Dow (provided, that the Seller may redact such information and documentation or establish a “clean room” or similar environment) to assist the Purchaser in its assessment as to whether the Purchaser Entities are required to file audited financial statements for the year ended December 31, 2012. Dow shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.12(f). If the Purchaser is required to include financial statements of the Business in a current report filed on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, (i) the Seller shall engage its independent auditor (at the Purchaser’s expense) to audit the financial statements of the Business for the year ended December 31, 2012; and (ii) use commercially reasonable efforts to cooperate with the Purchaser in preparation by the Purchaser of such additional financial statements as a Purchaser Entity requires, including by providing information and documents that are reasonably requested by the Purchaser; provided, however, that, for each of clauses (i) and (ii) such audit or preparation of financial statements shall only be performed to the extent required by Regulation S-X promulgated by the U.S. Securities and Exchange Commission in order to permit the Purchaser to include such financial statements in such Form 8-K filing after obtaining the necessary consent of the independent auditor. Other than for the obligations expressly set forth in this Section 5.12(f) and notwithstanding anything herein to the contrary, the Seller shall have no Liability (including any indemnification obligation under Article IX) with respect to the matters arising out of this Section 5.12(f), including in connection with the provision of cooperation, information or documentation, delivery of financial statements pursuant hereto or Purchaser’s filing or other use of any of the foregoing. The Purchaser shall reimburse the Seller for any reasonable out-of pocket expenses incurred by the Seller in connection with this Section 5.12(f).
SECTION 5.13    IP Docket. Prior to the Closing, the Seller shall provide the Purchaser with a schedule that lists all of the registration, maintenance, annuity and renewal fees

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that must be paid, and documents, applications and certificates that must be filed with the applicable Governmental Authority in order to maintain the Registered Owned Intellectual Property for ninety (90) days following the Closing.
ARTICLE VI
EMPLOYEE MATTERS
The provisions of Schedule 6 shall apply with respect to employee and benefit matters.
ARTICLE VII
TAX MATTERS
SECTION 7.01    Tax Indemnities. (b) The Seller shall indemnify the Purchaser and its Affiliates for, and hold them harmless from and against, any and all Excluded Taxes.
(c)    From and after the Closing Date, the Purchaser shall indemnify the Seller and its Affiliates for, and hold them harmless from and against, all Taxes relating to the Business other than Excluded Taxes.
(d)    In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending prior to the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts; or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Conveyance Taxes covered by Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended immediately prior to the Closing Date;
(ii)    in the case of Taxes imposed on a periodic basis with respect to the assets of the Business, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending immediately prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and
(iii)    Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (c) taking into account the type of Tax to which the refund relates and the amount of Taxes paid prior to the Closing Date. In the case of any Tax based upon or measured by capital (including net worth or long‑term debt) or intangibles, any amount thereof required to be

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allocated under this Section 7.01(c) shall be computed by reference to the level of such items immediately prior to the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practices of the Seller as relating to the Business.
(e)    Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within ten (10) days following written notice by the indemnified party that payment of such amounts to the appropriate Taxing Authority is due; provided, however, that, in the case of paragraph (a) of this Section 7.01, the Purchaser shall have complied with its obligation to promptly notify the Seller under Section 7.03(a); provided, further, that the indemnifying party shall not be required to make any payment earlier than two (2) Business Days before it is due to the appropriate Taxing Authority. Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to the Business for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Purchaser shall pay such Taxes, or if the Seller pays such Taxes, then the Purchaser shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five (5) days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Taxing Authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.
SECTION 7.02    Tax Refunds and Tax Benefits. (h) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to Excluded Taxes shall be the property of the Seller, and if received by the Purchaser, shall be paid over promptly to the Seller. The Purchaser shall, if the Seller so requests and at the Seller’s expense, file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate (at the Seller’s expense) in the prosecution of any such refund claim.
(i)    Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by any tax benefit actually realized by the Purchaser Entities that arises in connection with any underlying adjustment resulting in the obligation any of the Purchaser Entities to pay Taxes or other amounts for which the Seller is responsible under Section 7.01 or the accrual or payment of such Taxes.
SECTION 7.03    Contests. (l) After the Closing, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser Entities which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01 (a “Claim”). Such notice shall contain factual information (to the extent known to the Purchaser or its Affiliates) describing the Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such Claim. If the Purchaser fails to give the Seller prompt notice of a Claim as required by this Section 7.03, then the Seller shall not have any

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obligation to indemnify for any loss arising out of such Claim, but only to the extent that failure to give such notice results in a detriment to the Seller.
(m)    In the case of a tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or prior to the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of such Contest.
(n)    With respect to Straddle Periods, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01. If the Seller elects to direct a Contest, the Seller shall, within sixty (60) days of receipt of the notice of tax liability, notify the Purchaser of its intent to do so, and the Purchaser shall fully cooperate, at the Seller’s expense, in each phase of such Contest. If the Seller elects not to direct the Contest, the Purchaser may assume control of such Contest (at the Purchaser’s expense). However, in such case, the Purchaser may not settle or compromise any asserted liability without prior written consent of the Seller. In any event, the Seller may participate, at its own expense, in the Contest.
(o)    The Purchaser and the Seller agree to cooperate in the defense against or compromise of any Claim or Contest.
SECTION 7.04    Preparation of Tax Returns. (g) The Seller shall prepare and file (or cause its Affiliates to prepare and file) all Tax Returns relating to the Business for Pre‑Closing Periods.
(h)    The Purchaser shall prepare and file (or cause its Affiliates to prepare and file) all Tax Returns that relate solely to the Business for any Straddle Periods, it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01(a) which the Seller shall pay in accordance with this Article VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to the Business after the Closing Date and as to which the Taxes due (or a portion thereof) are Excluded Taxes, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is included in Excluded Taxes pursuant to Section 7.01 at least thirty (30) Business Days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative.
SECTION 7.05    Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other, and the Purchaser shall cause each Purchaser Entity to provide the Seller, with such cooperation and information as either of them reasonably may

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request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Transferred Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Transferred Assets or the Business for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
SECTION 7.06    Conveyance Taxes. Any Conveyance Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the transactions contemplated hereby shall be paid by either the Seller or the Purchaser, based upon which such taxes are imposed, and the other party shall indemnify the party paying such Taxes for an amount equal to fifty percent (50%) of such Taxes; such indemnification to be made not less than two (2) Business Days before the date payment of the Conveyance Taxes is due to the applicable Governmental Authority. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to comply with any pre‑Closing filing requirements.
SECTION 7.07    Tax Covenants. (a) The Purchaser shall not, and shall cause the Purchaser Entities not to, take any action outside the ordinary course of business or omit to take any action which the Purchaser could reasonably expect to materially increase the Seller’s or any of its Affiliates’ liability for or with respect to Taxes with the exception of any action taken or omission to take any action with respect to matters covered under Section 2.04(b) or any other provision of this Agreement. The Purchaser shall not, and shall cause the Purchaser Entities not to, amend, refile or otherwise modify any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or prior to the Closing Date without the prior written consent of the Seller where so doing could reasonably be expected to materially increase the Seller’s or any of its Affiliate’s liability for and with respect to Taxes.

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SECTION 7.08    Miscellaneous. (c) For Tax purposes, the parties hereto agree to treat all payments made pursuant to any indemnification obligation under this Agreement (including pursuant to this Article VII) as adjustments to the Purchase Price.
(d)    This Article VII shall be the sole provision governing indemnities for Taxes and Conveyance Taxes under this Agreement.
(e)    For purposes of this Article VII, all references to the Purchaser, the Seller and any of their respective Affiliates include successors.
(f)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until thirty (30) days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
(g)    Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser or any Affiliates of the Purchaser from any third party with respect thereto.
(h)    For purposes of this Article VII, all references to the Seller or the Purchaser shall be deemed to include its designee as designated from time to time or for certain purposes.
(i)    The representations and warranties set forth in Section 3.12 (Taxes) shall terminate as of the Closing.
ARTICLE VIII
CONDITIONS TO CLOSING
SECTION 8.01    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or prior to the Closing shall have been complied with in all

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material respects; and (iii) the Seller shall have received a certificate of the Purchaser signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;
(b)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated; and
(c)    No Order. There shall not be in effect in the United States of America or the People’s Republic of China any Governmental Order issued by a Governmental Authority of competent jurisdiction that permanently enjoins the consummation of the purchase of the Transferred Assets contemplated by this Agreement.
SECTION 8.02    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement (other than the representations set forth in Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.09(c) (Real Property), Section 3.15(a) (Sufficiency of Assets)) (A) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (B) that are not qualified by a “Material Adverse Effect” qualification (read for purposes of this Section 8.02(a)(i)(B) without respect to any references to the terms “material”, “materiality” or other similar qualifications applicable to such representations and warranties) shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (ii) the representations and warranties of the Seller set forth in Section 3.01 (Organization, Authority and Qualification of the Seller) shall be true and correct, in all material respects, as of the date hereof and as though such representations and warranties had been made on and as of the Closing Date; (iii) the representations and warranties of the Seller set forth in Section 3.09(c) (Real Property) shall be true and correct, in all respects, as though such representations and warranties had been made on and as of the Closing Date; (iv) the representations and warranties of the Seller set forth in Section 3.15(a) (Sufficiency of Assets) shall be true and correct, (read for purposes of this Section 8.02(a)(iv) without respect to any references to the terms “material”, “materiality” or other similar qualifications applicable to such representations and warranties) (A) in all material respects, as of the date hereof, and (B) as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a

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Material Adverse Effect; (v) the covenants and agreements contained in this Agreement to be complied with by the Seller on or prior to the Closing shall have been complied with in all material respects; and (vi) the Purchaser shall have received a certificate of the Seller signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) through (vi) above;
(b)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;
(c)    No Order. There shall not be in effect in the United States of America or the People’s Republic of China any Governmental Order issued by a Governmental Authority of competent jurisdiction that temporarily or permanently enjoins the consummation of the purchase of the Transferred Assets contemplated by this Agreement;
(d)    No Material Adverse Effect. Since December 31, 2012, there has not occurred any Material Adverse Effect; and
(e)    MagTi CMA. Immediately following the Closing, the Dow Entity that is a party to the MagTi CMA, shall not be entitled under the MagTi CMA to notify the Purchaser Entity party thereto that a Force Majeure Event (as defined in the MagTi CMA) shall have occurred; provided, that the condition set forth in this Section 8.02(e) shall be deemed satisfied if (i) the MagTi Facility is not reasonably expected to be inoperable for more than three (3) months after the Closing Date; or (ii) immediately after the Closing Date, Dow is able, or it is reasonably likely that Dow will be able to, supply Products (as defined in the MagTi CMA) to the applicable Purchaser Entity.
ARTICLE IX
INDEMNIFICATION
SECTION 9.01    Survival of Representations, Warranties and Covenants. (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing except as set forth in Section 7.08(g) and the representations and warranties set forth in Section 3.14 (Environmental Matters), which shall terminate as of the Closing; and (b) none of the covenants or agreements contained in this Agreement shall survive the Closing, other than (i) the Seller covenants set forth in Section 5.01, which shall survive for a period of three (3) months after the Closing Date; and (ii) those covenants which by their terms contemplate performance after the Closing which shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements; provided, that, if such covenants and agreements contemplated by clause (ii) do not contain a specific term, they shall expire when the statute of limitation applicable to such covenants expires; provided further, that any claim made with reasonable specificity (to the extent known at the time such claim is made) by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally resolved.

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SECTION 9.02    Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees and agents (and solely with respect to the Liabilities referenced in Section 2.02(b)(i), any of the Purchaser’s insurers in their capacity as such, or any trust established under Purchaser’s plan of reorganization) (each a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller for and against all losses, damages, claims, costs and expenses, interest, awards, settlements, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them whether or not arising out of any Third Party Claims (hereinafter a “Loss”), to the extent arising out of, or resulting from, (a) the breach of any representation or warranty made by the Seller contained in this Agreement (as of the date hereof or as of the Closing Date as if made as of the Closing Date (or, to the extent made as of a specific date, as of such date)) or in the certificate delivered pursuant to Section 8.02(a)(vi); (b) the breach of any covenant or agreement by the Seller contained in this Agreement (other than the covenants and agreements set forth in Sections 5.11(b) and (c)); (c) the Excluded Liabilities; or (d) Expansion Servitude Losses.
SECTION 9.03    Indemnification by the Purchaser. Dow, its officers, directors, employees and agents (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses, to the extent arising out of, or resulting from, (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement (as of the date hereof or as of the Closing Date as if made as of the Closing Date (or, to the extent made as of a specific date, as of such date)) or in the certificate delivered pursuant to Section 8.01(a)(iii); (b) the breach of the representation or warranty made by the Purchaser set forth in Section 4.05 (Bankruptcy Court Approval) (as of the date hereof or as of the Closing Date) or in the certificate delivered pursuant to Section 8.01(a)(iii) (to the extent such certificate relates to Section 4.05); (c) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (d) the Assumed Liabilities; or (e) (other than with respect to Liabilities that are Excluded Liabilities) the conduct of the Business from and after the Closing Date and the use, ownership, possession, operation or occupancy of the Transferred Assets by the Purchaser Entities after the Closing Date.
SECTION 9.04    Limitations on Indemnification. (c) No claim may be asserted nor may any Action be commenced against a party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail (to the extent known at the time of such notice) the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01.
(d)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller shall not be liable for any Losses pursuant to Section 9.02(a) and the Purchaser shall not be liable for any Losses pursuant to Section 9.03(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller or the Purchaser, as the case may be, exceeds $5,000,000 (five million) whereupon the Purchaser or the Seller, as the case may be, shall be entitled to indemnification for the amount of such Losses in excess of such amount; (ii) no Losses may be claimed under Section 9.02(a) or Section 9.03(a) or shall be reimbursable by

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or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $200,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of, or resulting from, the causes set forth in Section 9.02(a) or from the Purchaser arising out of, or resulting from, the causes set forth in Section 9.03(a) shall be an amount equal to $75,000,000 (seventy-five million); (iv) the parties hereto acknowledge and agree that the Seller Indemnified Parties shall not have any Liability under any provision of this Agreement for any Loss, if such Loss relates to (A) any action or inaction of the Seller or any of its Representatives at the written request, at the written direction, or with the written consent, of the Purchaser, or (B) any action, that the Seller was required to take or not to take pursuant to the terms of this Agreement or any Transaction Document; (v) the parties hereto acknowledge and agree that the Purchaser Indemnified Parties shall not have any Liability under any provision of this Agreement for any Loss, to the extent that such Loss arises from (A) any action or inaction of the Purchaser or any of its Representatives at the written request, at the written direction, or with the written consent, of the Seller, or (B) any action, that the Purchaser was required to take or not to take pursuant to the terms of this Agreement or any Transaction Document; and (vi) for purposes of this Article IX, any breach or inaccuracy of any representation or warranty shall be determined, and the amount of Losses resulting from breaches of the representations and warranties set forth in this Agreement (except for the representations and warranties set forth in Section 3.04 (Financial Information), shall be determined and calculated, without respect to any references to the terms “material”, “materiality”, “Material Adverse Effect”, or other similar qualifications applicable to such representations and warranties. The knowledge of the Purchaser of a breach by the Seller of a representation, warranty or covenant of the Seller set forth herein prior to the Closing Date shall not limit the rights of the Purchaser to indemnification under this Article IX for such breach.
(e)    Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto and none of their respective Affiliates shall have any liability under any provision of this Agreement or any Local Conveyance for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Local Conveyance, regardless of whether such damages were foreseeable; provided, that the limitations set forth in this Section 9.04(c) shall not apply to Losses arising from Third‑Party Claims.
(f)    For all purposes of this Article IX, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receive such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party; and (ii) any tax benefit available to the Indemnified Party or any of its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses but

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only when and to the extent that such tax benefit is realized by Indemnified Party or any of its Affiliates.
(g)    Each party hereto shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses and indemnification shall not be available with respect to any Loss to the extent such Loss is attributable to a failure by a party to take (or cause its Affiliates to take) reasonable steps to mitigate such Loss. No party hereto shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment is made to or taken into account in determining the Purchase Price or any payments are made in respect of any matter relating to, or arising out of, this Agreement, no party shall be entitled to any indemnification or any other payment with respect to such matter to the extent of such adjustment or payment and such matter will not, to the extent of such adjustment or other payment, constitute a breach of any representation, warranty, covenant or agreement contained herein.
(h)    The parties hereto agree that the Seller Indemnified Parties shall be indemnified pursuant to Section 9.03 regardless of whether Dow provides any type of raw materials, products or services to the Purchaser Entities after the Closing Date. The parties hereto agree that the Purchaser Indemnified Parties shall be indemnified pursuant to Section 9.02 regardless of whether the Purchaser and its Affiliates provide any type of raw materials, products or services to Dow after the Closing Date.
SECTION 9.05    Notice of Loss; Third‑Party Claims. (b) An Indemnified Party shall, promptly after such determination is made, give the Indemnifying Party written notice in reasonable detail of any matter other than a Third‑Party Claim which an Indemnified Party has determined has given, or could give, rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and showing computation of such known Loss, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that any failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party can demonstrate it is actually prejudiced thereby.
(c)    If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it from a third party (each, a “Third‑Party Claim”), which would give rise to a claim for Loss under this Article IX, the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail (to the extent known) of such Third‑Party Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or received by the Indemnified Party and its Representatives in respect thereof. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.05(b) shall not limit the obligation of the Indemnifying Party under this Agreement, except to the extent such Indemnifying Party can demonstrate it is prejudiced thereby. The Indemnifying Party shall be

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entitled to assume and control the defense of such Third‑Party Claim at its expense and through counsel of its choice, if (i) the Indemnifying Party gives written notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; and (ii) the Indemnifying Party conducts the defense of the Third‑Party Claim actively and diligently, it being understood that such election shall be without prejudice to the rights of the Indemnifying Party to dispute whether such claim involves recoverable or indemnifiable Losses under this Agreement. If the Indemnifying Party elects to undertake any such defense against a Third‑Party Claim, the Indemnified Party may participate in such defense at its own expense, provided, that if (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party (to the extent such fees and expenses constitute indemnifiable losses). The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnified Party’s expense (except for reasonable out‑of‑pocket expenses, which shall by paid or reimbursed by the Indemnifying Party), all witnesses who are employees of a Purchaser Entity, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Party. If the Indemnifying Party elects to undertake the defense of any such Third‑Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third‑Party Claim unless (i) the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld or delayed); (ii) the Indemnifying Party withdraws from or ceases to pursue the defense of such Third‑Party Claim; or (iii) a final judgment from which no appeal may be taken is entered against the Indemnified Party for such Third‑Party Claim. If the Indemnified Party assumes the defense of any such Third‑Party Claim pursuant to this Section 9.05 and proposes to settle such Third‑Party Claim prior to a final and unappealable judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third‑Party Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third‑Party Claim without the Indemnifying Party’s prior written consent (such consent with respect to settlement, compromise or discharge not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall have the right to compromise, pay or settle any Third‑Party Claim (including settling such Third Party Claim before a final judgment or forgoing any appeal) if such settlement, compromise or discharge involves solely payment of monetary damages and provides a full and unconditional release of the Indemnified Party in respect of such Third-Party Claim or to which settlement the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third‑Party Claim to the extent such claim relates to or arises in connection with any criminal Action. With respect to investigations by a Governmental Authority which would give rise to a claim for Loss under this Article IX (“Investigations”), (x) that relate to facts and circumstances that have occurred prior to the Closing Date, the Seller shall control of the defense in respect of such Investigation, (y) that relate to facts and circumstances that have occurred on

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or after the Closing Date, the Purchaser shall control the defense in respect of such Investigation, and (z) that relate to facts and circumstances that have occurred both prior to and after the Closing Date, the Seller and the Purchaser shall jointly control the defense of such Investigation; provided, that the Indemnifying Party shall, for purposes of clauses (x), (y) and (z) reimburse the Indemnified Party for reasonable attorneys fees and expenses.
SECTION 9.06    Remedies. Each of the parties hereto acknowledges and agrees that following the Closing (a) except with respect to matters covered by Section 2.08 and other than as provided in Section 11.10, (i) the indemnification provisions of Article VII and this Article IX shall be the sole and exclusive remedies of the parties hereto and the parties to the Local Conveyances, as applicable, for any breach of the representations and warranties contained in this Agreement, in any certificate delivered pursuant to this Agreement or in any Local Conveyance and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Local Conveyance; (ii) none of the parties hereto or their respective Affiliates will bring a claim under any Local Conveyance; and (iii) any and all claims arising out of, or in connection with, the Transferred Assets, the Assumed Liabilities, the Business or the transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in any Local Conveyance shall give rise to any right on the part of any party hereto or thereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, any Local Conveyance or any of the transactions contemplated hereby or thereby. Each party hereto shall cause its Affiliates to comply with this Section 9.06.
SECTION 9.07    Tax Matters. Notwithstanding anything in this Article IX to the contrary, the rights and obligations of the parties hereto with respect to indemnification for any and all tax matters shall be governed solely by Article VII and shall not be subject to the provisions of this Article IX (other than Section 9.06 and this Section 9.07).
SECTION 9.08    Further Environmental Provisions. (a) With respect to any Remedial Action that is required to satisfy the Seller’s indemnification obligations under Section 9.02(c) for any Seller Environmental Liabilities, and without diminution of the parties’ rights and responsibilities under Section 9.05:
(i)    the Seller shall have the right, but not the obligation, to conduct and control the Remedial Action it being understood that Seller’s election to conduct and control a Remedial Action shall be without prejudice to the rights of the parties hereto to dispute whether such Remedial Action involves recoverable or indemnifiable Losses under this Agreement; provided, however, that within twenty (20) Business Days of receipt of notification from Purchaser of such Remedial Action, Seller shall notify Purchaser in writing that it will conduct and control such Remedial Action;
(ii)    if the Seller opts to conduct such Remedial Action, the Seller shall do so without unreasonably interfering with the Purchaser’s operations;

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(iii)    the Purchaser shall, and shall cause its Representatives to, cooperate with the Seller, including by providing access to the subject site, including access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater;
(iv)    the parties shall consult and cooperate with each other in all material respects in connection with undertaking the Remedial Action, shall provide each other with copies of all material correspondence submitted to and received from any Governmental Authority relating to the Remedial Action, and shall provide each other with reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto;
(v)    the parties shall, and shall cause their Representatives to, provide each other with reasonable notice of all planned meetings and telephone conferences with the applicable Governmental Authority, and the Parties and their Representatives shall have the right to attend and participate in such meetings and telephone conferences; and
(vi)    whichever party conducts the Remedial Action shall use commercially reasonable efforts to conduct such Remedial Action in the most cost‑effective manner (“Most Cost‑Effective Manner”). The Most Cost‑Effective Manner shall incorporate (A) the least stringent clean‑up standards that, based upon the use classification (industrial, commercial or residential) of a subject site, as of the Closing Date, are allowed under applicable Environmental Law; and (B) the least‑costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize exposure pathways, provided that such methods do not unreasonably interfere with conduct of Purchaser’s operations. Upon request by the Seller, the Purchaser in its discretion may, and may cause another Purchaser Entity to, be responsible for any operation and maintenance with respect to any such institutional or engineering controls subsequent to completion of their initial installation, and Seller shall fully compensate Purchaser or Purchaser Entity for the cost of such post‑installation operation and maintenance; provided, however, that the Seller shall remain responsible for the operation and maintenance of any such control that entails removing and treating groundwater contaminated with Hazardous Materials until such removal and treatment is no longer required.
(i)    With respect to any action (other than any such action that is a Remedial Action) to correct a violation of or a noncompliance with any Environmental Law or Environmental Permit that is required to satisfy the Seller’s indemnification obligations under Section 9.02(c) for any Seller Environmental Liabilities, and without diminution of the parties’ rights and responsibilities under Section 9.05:
(i)    the Purchaser shall have the right, but not the obligation, to control the conduct of such corrective action; it being understood that Seller’s election to conduct and control a Remedial Action shall be without prejudice to the rights of the parties to

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dispute whether such Remedial Action involves recoverable or indemnifiable Losses under this Agreement
(ii)    the parties shall consult and cooperate with each other in all material respects in connection with undertaking the corrective action, shall provide each other with copies of all material correspondence submitted to and received from any Governmental Authority relating to the corrective action or to the associated violation or noncompliance, and shall provide each other with reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto, including to any corrective action plans or proposals;
(iii)    the parties shall, and shall cause their Representatives to, provide each other with reasonable notice of all planned meetings and telephone conferences with the applicable Governmental Authority, and the Seller and its Representatives shall have the right to attend and participate in such meetings and telephone conferences;
(iv)    the Seller shall not be obligated to indemnify any Purchaser Indemnified Party for capital costs incurred in connection with the implementation of a corrective action that are in excess of the minimum amount required to achieve compliance with any applicable Environmental Law or Environmental Permit in effect as of the Closing Date, and, for the avoidance of doubt, the parties hereto acknowledge that the Seller shall under no circumstances be responsible for any corrective action that is required or recommended pursuant to any internal standards, policies or guidelines of the Seller or any of its Affiliates to the extent that such corrective action exceeds the minimum requirements of any such Environmental Law or Environmental Permit; provided, however, that the corrective action shall be sufficient to allow the Purchaser to operate in a manner and at a level of production that is consistent with the subject facility’s operations conducted during the twelve (12)‑month period prior to the date of this Agreement;
(v)    the Seller shall under no circumstances be responsible for any operating costs related to compliance with any Environmental Law or Environmental Permit subsequent to the Closing, including any operating costs related to any capital upgrade made as, or in connection with any, such corrective action;
(vi)    the Seller shall under no circumstances be responsible for any removal, abatement, encapsulation or maintenance of any Hazardous Materials included in any building material or equipment, including any such Hazardous Materials discovered, encountered or disturbed pursuant to any demolition, renovation or construction, unless such demolition, renovation or construction was commenced prior to the Closing; and
(vii)    for the sake of clarity, the Parties acknowledge that this Section 9.08(b) does not in any way limit, condition or otherwise affect the Seller’s right to control the defense of any Third‑Party Claim, including any Third‑Party Claim

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seeking fines or penalties for any pre‑Closing violation of or noncompliance with any Environmental Law or Environmental Permit.
(j)    With respect to the Seller’s indemnification obligations under Section 9.02(c) for any Seller Environmental Liability, the Seller shall not be responsible for Losses to the extent they are caused, triggered, increased or have their timing accelerated exclusively by (i) any act or omission of the Purchaser or one of its Representatives subsequent to the Closing; (ii) any changes in Environmental Law coming into effect subsequent to the Closing, provided, however, that, in connection with any Remedial Action that is the subject of Seller’s indemnity obligations hereunder, Seller shall satisfy the clean‑up standards that are in effect when the Remedial Action is conducted; (iii) any change in use classification of a subject Leased Real Property, subsequent to the Closing from industrial to commercial or residential or from commercial to residential; and (iii) any sampling and analysis of any environmental media conducted subsequent to the Closing by or on behalf of the Purchaser or one of its Representatives unless such sampling and analysis is (A) required by Environmental Law or by a Governmental Authority; (B) required to be conducted in response to a Third‑Party Claim alleging that Hazardous Materials have migrated offsite from a subject Leased Real Property; or (C) permitted by Section 5.02(a).
(k)    The Purchaser acknowledges that its sole and exclusive remedy against the Seller or any Affiliate of the Seller for any Losses arising from Seller Environmental Liabilities, is under Section 9.02(c). As to any such Seller Environmental Liabilities, the Purchaser hereby waives, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any claim or remedy against the Seller Indemnified Parties now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any similar Law, whether or not in existence on the date hereof.
(l)    Notwithstanding anything to the contrary contained in this Agreement, none of the Seller or any of its Affiliates shall be liable for any claim for indemnification for any Seller Environmental Liability that is made after the tenth anniversary of the Closing Date; provided, however, that (i) this limitation shall not apply to Seller Environmental Liabilities arising from matters occurring in, at or from the Other Business Facilities; and (ii) any claim made with reasonable specificity by the Purchaser prior to the tenth anniversary of the Closing Date shall survive until such claim is finally and fully resolved. For the avoidance of doubt, this Section 9.08(e) does not apply to Liabilities referenced in Section 2.02(b)(i). No Losses may be claimed under Section 9.02(c) for any Excluded Liability that is a Seller Environmental Liability or shall be reimbursable by Seller other than Losses in excess of $100,000 resulting from (A) any single claim or (B) any series of related claims arising out of the same facts, events or circumstances. The maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from any Seller Environmental Liability shall be an amount equal to $125,000,000.00 (one hundred and twenty-five million).

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SECTION 9.09    No Right to Set Off. No party hereto shall have any right to set off any Losses under this Article IX against any payments to be made by such party pursuant to this Agreement or any other agreement between the parties hereto, including any Transaction Document.
ARTICLE X
TERMINATION
SECTION 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by either the Seller or the Purchaser if the Closing shall not have occurred by July 10, 2014 (the “Termination Date”); provided, that (i) if the condition set forth in Section 8.01(b) shall not have been satisfied by the Termination Date, then Purchaser may not terminate this Agreement and Seller may extend the Termination Date to the closing of business New York City time on October 10, 2014 by giving written notice of such extension to the Purchaser, and (ii) if the condition set forth in Section 8.02(b) shall not have been satisfied by the Termination Date, then Seller may not terminate this Agreement and Purchaser may extend the Termination Date to the closing of business New York City time on October 10, 2014 by giving written notice of such extension to the Seller; and provided, further, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(b)    by either the Seller or the Purchaser in the event that any Governmental Authority of competent jurisdiction in the United States of America or the People’s Republic of China shall have issued a Governmental Order that permanently enjoins the consummation of the purchase of the Transferred Assets contemplated by this Agreement and such Governmental Order shall have become final and non‑appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action;
(c)    by the Seller if a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.01(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by the Seller to the Purchaser of such breach; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied;
(d)    by the Purchaser if a breach of any covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the

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Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by the Purchaser to the Seller of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 not to be satisfied; or
(e)    by the written consent of the Seller and the Purchaser.
SECTION 10.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or any of their respective Representatives; provided, that (a) Section 5.03, this Section 10.02 and Article XI shall survive any termination; and (b) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement occurring prior to such termination.
ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
SECTION 11.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)    if to the Seller:
The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Facsimile: (989) 638‑9397
Attention: Executive Vice President and General Counsel
with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022‑6069

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Facsimile: (212) 848‑7179
Attention: George A. Casey, Esq.
(b)    if to the Purchaser:
W. R. Grace & Co.‑Conn.
7500 Grace Drive
Columbia, Maryland 21044
Facsimile: (410) 531‑4545
Attention: Corporate Secretary
SECTION 11.03    Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other party, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other party shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of such other party.
SECTION 11.04    Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
SECTION 11.05    Entire Agreement. This Agreement, the Disclosure Schedules, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.
SECTION 11.06    Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the

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sole discretion of the Seller or the Purchaser), as the case may be, and any attempted assignment that is not in accordance with this Section 11.06 shall be null and void.
SECTION 11.07    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 11.08.
SECTION 11.08    Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
SECTION 11.09    No Third‑Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 11.10    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non‑performance or breach of this Agreement by either party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that the Seller shall be entitled to enforce specifically (a) the Purchaser’s obligations under Section 5.04; and (b) the Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price), if the conditions set forth in Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

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SECTION 11.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Except as provided in Section 2.08, all Actions, directly or indirectly, arising out of, relating to, or in connection with, this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 11.02; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (A) such Action is not subject to the subject matter jurisdiction of at least one of the above‑named courts; (B) its property is exempt or immune from attachment or execution in the State of Delaware; (C) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (E) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above‑named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above‑named courts.
SECTION 11.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
SECTION 11.13    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.
THE DOW CHEMICAL COMPANY

By:	/s/ THOMAS D. MACPHEE Name: Thomas D. Macphee Title: Vice President, M&A

[Signature Page to Sale and Purchase Agreement]

EXHIBIT 2.4

W.R. GRACE & CO.‑CONN.

By:	/s/ JEREMY ROHEN Name: Jeremy Rohen Title: Vice President, Business Development

[Signature Page to Sale and Purchase Agreement]